Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CORNELL COMPANIES, INC.,

CORNELL ACQUISITION CORP.,

CORRECTIONAL SYSTEMS, INC.

AND

INFRASTRUCTURE AND ENVIRONMENTAL

PRIVATE EQUITY FUND III, L.P.

January 24, 2005

i

EXHIBITS:

Exhibit A	Glossary
Exhibit B	Amendment to Company’s Certificate of Incorporation
Exhibit C	Form of Option Termination Agreement
Exhibit D	Calculation of November Adjustment Amount and Estimated Adjustment Amount Worksheet
Exhibit E	Form of Stockholder Defense Fund Agreement
Exhibit F	Legal Opinions of Horwood Marcus & Berk Chartered
Exhibit G	Required Consents
Exhibit H	Business Facilities Requiring Estoppel Certificate
Exhibit I	Form of Escrow Agreement
Exhibit J	Legal Opinions of Locke Liddell & Sapp LLP
Exhibit K	Form of Press Release
Exhibit L	Proxy Statement
Exhibit M	Form of Lost Certificate Affidavit

SCHEDULES:

Schedule 2.2	Directors of the Surviving Corporation
Schedule 2.3	Officers of the Surviving Corporation
Schedule 5.1	Organization and Qualification
Schedule 5.2	Capitalization
Schedule 5.3	Company Subsidiaries
Schedule 5.4	Authority; Non-Contravention; Approvals
Schedule 5.5	Financial Statements
Schedule 5.6	Absence of Undisclosed Liabilities
Schedule 5.7	Certain Changes or Events
Schedule 5.8	Company Litigation
Schedule 5.9	Accounts Receivable; Inventory
Schedule 5.10	No Violation of Law; Compliance with Agreement
Schedule 5.11	Insurance Policies
Schedule 5.13	Employee Benefit Plans
Schedule 5.14	Employee and Labor Matters
Schedule 5.15	Non-Competition Agreements

Schedule 5.17	Title to Assets
Schedule 5.18	Contracts, Agreements, Plans and Commitments
Schedule 5.20	Relationships
Schedule 5.21	Certain Payments
Schedule 5.26	Brokers and Finders
Schedule 6.7	Severance Payments
Schedule 7.2(e)	Approvals

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2005 (the “Agreement”), is by and among CORNELL COMPANIES, INC., a Delaware corporation (“Parent”), CORNELL ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), CORRECTIONAL SYSTEMS, INC., a Delaware corporation (the “Company”), and Infrastructure and Environmental Private Equity Fund III, L.P., a Delaware limited partnership (the “Stockholder Representative”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Parent have approved this Agreement and declared that it is advisable that Merger Sub merge with and into the Company (the “Merger”), pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), as applicable, and that the Merger, upon the terms and conditions set forth in this Agreement, would be fair to and in the best interests of their respective stockholders;

WHEREAS, in the Merger, the issued and outstanding shares of (i) common stock of the Company, $0.001 par value per share (the “Company Common Stock”), and (ii) preferred stock of the Company, $0.001 par value per share (the “Company Preferred Stock”), will be converted into the right to receive the cash consideration as provided in Section 3.1;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Glossary attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.
THE MERGER

Section 1.1.                                The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub will be merged with and into the Company at the Effective Time.  Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all rights and obligations of the Company and of Merger Sub in accordance with the DGCL.

Section 1.2.                                Closing of the Merger.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Locke Liddell & Sapp LLP, 3400 JP Morgan Chase Tower, 600 Travis, Houston, Texas 77002, unless another time, date and/or place is agreed to by the parties to this Agreement.

Section 1.3.                                Effective Time of the Merger.  Subject to the provisions of this Agreement, on the Closing Date, the parties will execute and acknowledge and thereafter file a copy of this Agreement with certificates of approval from Merger Sub and the Company with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Merger Filing”).  The Merger will become effective at such time as such filings are made with the Delaware Secretary of State, or at such later time as Merger Sub and the Company agree and is specified in such filings (the date and time of such filing, or such later date or time as may be set forth therein, the “Effective Time”).

Section 1.4.                                Effects of the Merger.  The Merger will have the effects set forth in Section 259 of the DGCL and all other effects specified in the applicable provisions of the DGCL.  Without limiting the foregoing, at the Effective Time, all properties, rights, privileges, powers, and franchises of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities, obligations, and duties of the Company and Merger Sub will become the debts, liabilities, obligations, and duties of the Surviving Corporation.

ARTICLE II.
THE SURVIVING CORPORATION

Section 2.1.                                Certificate of Incorporation and Bylaws.  At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will be amended to be identical to the Certificate of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except (i) the name of the Surviving Corporation will be “Correctional Systems, Inc.”, (ii) the incorporator of the Surviving Corporation will not change in the Merger, and (iii) as provided in Section 2.2 below), as the same may thereafter be amended in accordance with their respective terms and as provided by the DGCL.

Section 2.2.                                Directors.  The directors of the Surviving Corporation shall be as designated on Schedule 2.2, and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 2.3.                                Officers.  The officers of the Surviving Corporation shall be as designated on Schedule 2.3, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 2.4.                                Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, as applicable, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III.
CONVERSION OF SHARES

Section 3.1.                                Effect on Capital Stock.  At the Effective Time, subject to Section 3.3 below, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the holders of any shares of capital stock of the Company or any shares of capital stock of Merger Sub:

(a)                                  Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)                                 Each share of Company Common Stock and Company Preferred Stock that is owned by the Company or by any wholly owned subsidiary of the Company and each share of Company Common Stock and Company Preferred Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time will automatically be canceled without any conversion thereof and no consideration will be delivered with respect thereto.

(c)                                  Except for shares to be canceled in accordance with Section 3.1(b) and except for Dissenting Shares (as defined below), (1) each share of Company Preferred Stock issued and outstanding as of the Effective Time (all such shares, the “Preferred Shares”) will be converted into the right to receive (in addition to the amount provided for in subpart (2) of this sentence) $0.66 in cash, as a preferential payment, and (2) each share of Company Common Stock issued and outstanding as of the Effective Time (all such shares, the “Common Shares”) and the Preferred Shares, on an as-if-converted basis, will be cancelled and extinguished automatically and will be converted into the right to receive in cash (A) the Per Share Amount, less any required withholding taxes, upon surrender of the certificate formerly representing such Common Shares and Preferred Shares in accordance with Section 3.4 (the “Closing Date Merger Consideration”) and (B) such holder’s Proportionate Share of the Post-Closing Merger Consideration, if any.  The “Per Share Amount” shall be determined by dividing (x) $10,000,000 minus (i) $2,219,999.76 (the aggregate payment to the holders of the Preferred Shares pursuant to Section 3.1(c)(1) above), (ii) the Estimated Adjustment Amount, (iii) the Escrow Amount, (iv) the Deposit, (v) the Tail Insurance Premium, (vi) the Stockholder Defense Amount, and (vii) the aggregate amount of the Option Termination Payments, by (y) the aggregate number of Preferred Shares, on an as-if-converted basis, Common Shares and the Dissenting Shares.

(d)                                 The holders of such certificates previously representing the Common Shares or Preferred Shares outstanding immediately prior to the Effective Time (the “Stockholders”) will cease to have any rights with respect to such Common Shares or Preferred

Shares, as applicable, as of the Effective Time, except as otherwise provided in this Agreement or by applicable law.  Such certificates previously representing Common Shares or Preferred Shares will be exchanged for the Closing Date Merger Consideration, without interest, upon the surrender of such certificates in accordance with the provisions of Section 3.5.

Section 3.2.                                Options, Etc.  Prior to the Effective Time, each of the issued and outstanding options to purchase shares of Company Common Stock listed on Schedule 5.2 (each an “Option” and, collectively, the “Options”) shall either be terminated pursuant to an option termination agreement in the form attached hereto as Exhibit C (each an “Option Termination Agreement” and, collectively, the “Option Termination Agreements”), or fully exercised in accordance with its terms, and the Company shall use its reasonable best efforts to cause the termination or exercise of such Options prior to the Effective Time.  With respect to a holder of Options who enters into an Option Termination Agreement with the Company prior to the Effective Time, all of such holder’s rights, as of the Effective Time, to purchase shares of Company Common Stock pursuant to the holder’s Options will be cancelled and terminated automatically at the Effective Time (“Terminated Options”), and such holder’s Terminated Options will be converted automatically into the right to receive the consideration specifically set forth in such holder’s Option Termination Agreement (“Option Termination Payment”), to be paid as set forth in such holder’s Option Termination Agreement.  As provided in Section 3.1(c), the aggregate Closing Date Merger Consideration shall be decreased by an amount equal to the aggregate amount of the Option Termination Payments owed by the Company pursuant to the Option Termination Agreements.  If any of the Options are not terminated or exercised as of the Effective Time, Parent and the Surviving Corporation shall have the sole and exclusive right, authority and discretion to negotiate (i) a repurchase or other transaction resulting in the termination (on terms satisfactory to Parent and Surviving Corporation in their commercially reasonable judgment) of any such Options and (ii) for releases and waivers from the holders of any such outstanding Options of their respective rights thereunder.

Section 3.3.                                Appraisal Rights.

(a)                                  Notwithstanding anything in this Agreement to the contrary, Common Shares and Preferred Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders that are entitled to demand and have properly demanded appraisal of their Common Shares and Preferred Shares under the DGCL, that have complied in all respects with the requirements of the DGCL concerning the right of a stockholder to demand appraisal of such Common Shares and Preferred Shares, and that, as of the Effective Time, have not effectively withdrawn or lost such right to appraisal (the “Dissenting Shares”) will not be converted into or represent a right to receive the Merger Consideration, and the holders of such Dissenting Shares will be entitled only to such rights as are provided under Section 262 of the DGCL.  Each holder of Dissenting Shares that becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL will receive payment for such Dissenting Shares from the Surviving Corporation in accordance with the DGCL; provided, however, that to the extent that any holder or holders of Common Shares and Preferred Shares have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, such holder or holders (as the case may be) will forfeit the right to appraisal of such Common Shares and Preferred Shares and each such Common Share and Preferred Share will thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, without interest.

(b)                                 The Company will give Parent and Merger Sub (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL which are received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 or any other applicable provision of the DGCL.  The Company will not, except with the express written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

Section 3.4.                                Net Indebtedness and Net Working Capital Adjustments.

(a)                                  Attached hereto as Exhibit D is a worksheet calculating the Adjustment Amount, but using the unaudited balance sheet of the Company for the eleven-month period ending November 30, 2004, instead of a balance sheet projected as of the Closing Date (the “November Adjustment Amount”).  Also attached hereto as Exhibit D is a worksheet to be used by the Company to prepare a reasonable, good faith estimate of the Adjustment Amount as of the Closing Date (the “Estimated Adjustment Amount”).  Such worksheet (including the Company’s calculation of Estimated Net Indebtedness and Estimated Net Working Capital) shall be completed and delivered to Parent at least ten business days prior to the Closing and is subject to acceptance by Parent (which shall not be unreasonably withheld); provided, however, that so long as the Estimated Adjustment Amount is within $50,000 of the November Adjustment Amount, Parent shall be deemed to have accepted the Estimated Adjustment Amount.  If the Estimated Adjustment Amount is not within $50,000 of the November Adjustment Amount, and the Company and Parent cannot agree on the Estimated Adjustment Amount prior to the Closing Date, then the November Adjustment Amount shall be deemed to be the Estimated Adjustment Amount for purposes of (i) the deduction provided for in Section 3.1(c) and (ii) the calculation of the Adjustment Amount.  As provided in Section 3.1(c), the aggregate Closing Date Merger Consideration shall be decreased in an amount equal to the Estimated Adjustment Amount.

(b)                                 Within 120 days after the Closing, Parent shall cause the Surviving Corporation to prepare a balance sheet of the Company as of the Closing Date, including computations of Net Indebtedness, Net Working Capital and the Adjustment Amount, each as of the Closing Date (collectively, the “Closing Date Balance Sheet”).  If, within 15 days following delivery of the Closing Date Balance Sheet to the Stockholder Representative, the Stockholder Representative does not object in writing thereto, then the final, binding and conclusive Adjustment Amount shall be as computed on such Closing Date Balance Sheet.  If the Stockholder Representative objects in writing to the computation within such 15-day period, then the Stockholder Representative and Parent shall negotiate in good faith and attempt to resolve their disagreement.  Should such negotiations not result in an agreement on the final, binding and conclusive Adjustment Amount within 20 days, then the matter shall be submitted to an independent accounting firm of national reputation mutually acceptable to the Stockholder Representative and Parent (the “Neutral Auditors”).  If the Stockholder Representative and Parent are unable to agree on the Neutral Auditors, then the Stockholder Representative and Parent shall request the American Arbitration Association to appoint the Neutral Auditors.  All fees and expenses relating to the appointment of the Neutral Auditors and the work, if any, to be performed by the Neutral Auditors will be borne equally by the Stockholder Representative and Parent.  The Neutral Auditors will deliver to the Stockholder Representative and Parent a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditors by the Stockholder Representative and Parent, or their respective Affiliates) of the Adjustment Amount within 30 days of the engagement of the Neutral Auditors, which determination will be final, binding and conclusive on the parties.

(c)                                  Promptly following the establishment of the final, binding and conclusive Adjustment Amount pursuant to and in accordance with Section 3.4(b) above, such amount shall be disbursed to the appropriate parties as provided for in Section 3.5(d) below.

Section 3.5.                                Payment.

(a)                                  Prior to the Effective Time, Stockholder Representative will appoint a bank or trust company reasonably acceptable to the Company as agent for the holders of Common Shares and Preferred Shares (the “Paying Agent”) to receive and disburse the Closing Date Merger Consideration and the Post-Closing Merger Consideration, if any, to which such holders may become entitled pursuant to Section 3.1(c) or Sections 3.5(d), (e) and (f), respectively.  At the Effective Time, Parent will deliver to (i) the stockholders holding Preferred Shares, by wire transfer of immediately available funds, the Closing Date Merger Consideration for each Preferred Share then entitled to receive the Closing Date Merger Consideration, (ii) the Paying Agent, by wire transfer of immediately available funds, the Closing Date Merger Consideration to be paid by the Paying Agent for each Common Share (not including the Preferred Shares on an as-if-converted basis) then entitled to receive the Closing Date Merger Consideration (collectively, the “Payment Fund”), (iii) the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount, to facilitate, among other things, the payment to Parent of (1) the Adjustment Amount, if such amount is a positive number, (2) any Indemnified Amounts payable or owed to a Parent Indemnified Party pursuant to Article IX, and (3) any other payments to Parent, Merger Sub or the Surviving Corporation provided for herein (the “Escrow Fund”), and (iv) the Stockholder Representative, by wire transfer of immediately available funds, the Stockholder Defense Amount, to be held in accordance with a Stockholder Defense Fund Agreement in the form attached to this Agreement as Exhibit E (the “Stockholder Defense Fund Agreement”), to facilitate, among other things, the payment of professional fees and costs incurred by the Stockholders to enforce such Stockholders’ rights after the Effective Time (together with any additional amounts as contemplated herein, and any interest earned thereon, the “Stockholder Defense Fund”).  The Proportionate Shares of any amounts distributed or paid to the Paying Agent pursuant to this Section 3.5(a) shall promptly be disbursed to the Stockholders who have surrendered their Certificates in connection with Section 3.1 and the holders of the Eligible Terminated Options.

(b)                                 Within five business days after the Effective Time, the Surviving Corporation or Parent will cause the Paying Agent to mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Common Shares or Preferred Shares (the “Certificates”), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of either the (1) Certificates or (2) a Lost Certificate Affidavit to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment.

(i)                                     Upon surrender to the Paying Agent of a Certificate (or Lost Certificate Affidavit), together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be reasonably requested, the holder of such Certificate (or such affiant) will be entitled to receive in exchange for such Certificate (or Lost Certificate Affidavit), less any required withholding taxes, the Closing Date Merger Consideration and such Certificate will forthwith be canceled.  No interest will be paid or accrued on the Closing Date Merger Consideration upon the surrender of the Certificates.

(ii)                                  If payment or delivery is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it will be a condition of payment and delivery that the Certificate so surrendered be properly endorsed, with signature properly guaranteed, and otherwise be in proper form for transfer and that the Person requesting such payment and delivery pay any transfer or other taxes required by reason of the payment and delivery to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(iii)                               Subject to Section 3.3, until surrendered in accordance with the provisions of this Section 3.5(b), each Certificate (other than Certificates held by Persons referred to in Section 3.1(b)) will represent for all purposes only the right to receive the Merger Consideration, without interest and less any required withholding taxes.

(c)                                  Promptly following the date that is the later of (i) 18 months after the Effective Time, (ii) five business days after the Stockholder Representative distributes all of the cash or other property held in the Stockholder Defense Fund to the Paying Agent, or (iii) the Stockholder Defense Fund is no longer maintained by the Stockholder Representative, the Paying Agent will return to the Surviving Corporation all cash, certificates, and other property in its possession that constitute any portion of the Payment Fund, and the duties of the Paying Agent will terminate after the completion of its duties provided under Section 3.5(f), Section 3.9(e) and Section 3.10.  Thereafter, each holder of a Certificate formerly representing a Common Share or Preferred Share or Common Shares or Preferred Shares shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon.  Notwithstanding the foregoing, none of the Company, Merger Sub, the Surviving Corporation, Parent and the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)                                 If the Adjustment Amount is a positive number, then within five business days of the date on which the Adjustment Amount becomes final, conclusive and binding on the parties, the Escrow Agent shall pay to Parent, from the Escrow Fund and by wire transfer of immediately available funds, the Adjustment Amount in accordance with the Escrow Agreement.

If the Adjustment Amount is a negative number, then within five business days after the date on which the Adjustment Amount becomes final, conclusive and binding on the parties, Parent shall pay the Adjustment Amount by wire transfer of immediately available funds either (i) into the Stockholder Defense Fund if such Adjustment Amount is less than or equal to $100,000, to be held in accordance with the Stockholder Defense Fund Agreement, or (ii) to the Paying Agent if such Adjustment Amount is greater than $100,000, whereupon the Paying Agent shall immediately disburse to the Stockholders who have surrendered their Certificates in connection with Section 3.1 and the holders of the Eligible Terminated Options their respective Proportionate Shares of such Adjustment Amount.

(e)                                  No later than the second business day following the first anniversary of the Closing Date, Escrow Agent shall pay to Paying Agent, in accordance with the Escrow Agreement, the remaining amount of the Escrow Fund, if any, that exceeds the sum of $750,000 plus (i) any unpaid Indemnified Amounts due or owing to, and including any undetermined Indemnified Amounts pursuant to Section 9.3 claimed by, a Parent Indemnified Party and (ii) any unpaid Excess Litigation Damages; provided that the aggregate amount of Litigation Damages exceeds $250,000.  The Proportionate Shares of any amounts distributed to the Paying Agent pursuant to this Section 3.5(e) shall immediately be disbursed to the Stockholders who have surrendered their Certificates in connection with Section 3.1 and the holders of the Eligible Terminated Options.

(f)                                    No later than the second business day after the expiration of the 18-month period immediately following the Closing Date, the Escrow Agent shall pay to Parent, from the Escrow Fund, (i) any unpaid Indemnified Amounts due or owing to a Parent Indemnified Party, and (ii) any unpaid Excess Litigation Damages (including the values of any unresolved claims related to the matters disclosed on Schedule 5.8 as valued by a third-party claims administrative service to be engaged by Parent, which such engagement shall be subject to the consent, which shall not be unreasonably withheld, of the Stockholder Representative (the “Valued Litigation Damages”)); provided that the aggregate amount of Litigation Damages exceeds $250,000.  After such payments, if any, have been made to Parent (or a Parent Indemnified Party), Escrow Agent shall pay to Paying Agent, in accordance with the Escrow Agreement, the remaining amount of the Escrow Fund, if any, that exceeds any undetermined Indemnified Amounts pursuant to Section 9.3 claimed by a Parent Indemnified Party.  Upon the final determination and payment from the Escrow Fund to a Parent Indemnified Party of all of such undetermined Indemnified Amounts pursuant to Section 9.3, (i) Escrow Agent shall pay to Paying Agent the remaining amount of the Escrow Fund, if any, in accordance with the Escrow Agreement, and (ii) to the extent the aggregate amount of Litigation Damages incurred by the Surviving Corporation and its Affiliates is less than $150,000, Parent shall pay to the Paying Agent by wire transfer of immediately available funds the amount by which the aggregate amount of such Litigation Damages is less than the Litigation Accrual Amount.  The Proportionate Shares of any amounts distributed or paid to the Paying Agent pursuant to this Section 3.5(f) shall promptly be disbursed to the Stockholders who have surrendered their Certificates in connection with Section 3.1 and the holders of the Eligible Terminated Options.

Section 3.6.                                Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the

Company Common Stock or Company Preferred Stock thereafter on the records of the Company.

Section 3.7.                                Taking of Necessary Action; Further Assurances.  Parent, the Company and Merger Sub shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub in office immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.  Further, each of the parties hereto shall execute and deliver to the others, after the Closing Date, any other instrument which may be requested by another party to effectuate or evidence any of the transactions contemplated by this Agreement or to obtain any consents or licenses necessary to operate the business of the Surviving Corporation in the manner operated by the Company prior to the date hereof.

Section 3.8.                                Closing Actions and Deliveries.

(a)                                  On or prior to the Closing Date, the Company and/or Stockholder Representative shall have taken the following actions and/or delivered, or cause to be delivered, the following documents and instruments to Parent:

(i)                                     a calculation of the Estimated Adjustment Amount, in the form of Exhibit D attached hereto and in accordance with Section 3.4;

(ii)                                  all corporate, accounting, business and Tax records of the Company;

(iii)                               a legal opinion from Horwood Marcus & Berk, Chartered, counsel to the Company, in the form set forth on Exhibit F;

(iv)                              all waivers, consents and approvals from third parties and Governmental Authorities necessary for the transfer of the contracts set forth on Exhibit G attached hereto, or necessary for the consummation of the Merger and the transactions contemplated hereby, shall have been obtained and be in effect at the Closing Date;

(v)                                 a certificate, dated as of the Closing Date, executed by an executive officer of the Company, confirming the matters set forth in Sections 7.2(a) and (b);

(vi)                              a certificate, dated as of the Closing Date, executed by the secretary of the Company, in accordance with the provisions of Section 7.2(c)(ii);

(vii)                           an executed certificate, dated within 30 days of the Closing Date, of the Secretary of the State of Delaware and of comparable authority in other jurisdictions in which the Company or its Subsidiaries are incorporated or qualified to do business, establishing that each is a validly existing corporation in good standing to transact business;

(viii)                        an estoppel certificate, executed by each of the landlords of the leased Business Facilities listed on Exhibit H attached hereto, in accordance with the provisions of Section 7.2(i);

(ix)                                executed releases, in a form acceptable to Parent, from each of the directors and officers of the Company and each of its Subsidiaries, effective as of the Effective Time, releasing Parent and its Affiliates from all claims of such director or officer relating to any agreement or other understanding with respect to the appointment, employment or other retention of such director or officer (the “Releases”);

(x)                                   the Resignations that have been executed and delivered to the Company prior to the Effective Time;

(xi)                                a file-stamped copy (from the Delaware Secretary of State) of the amendment to the Company’s Certificate of Incorporation (the “Charter Amendment”) attached hereto as Exhibit B;

(xii)                             the executed Escrow Agreement in the form set forth on Exhibit I;

(xiii)                          all executed Option Termination Agreements in the form attached hereto as Exhibit C;

(xiv)                         the executed Stockholder Defense Fund Agreement in the form attached hereto as Exhibit E; and

(xv)                            such other documents as may be required by this Agreement or reasonably requested by Parent.

(b)                                 On or prior to the Closing Date, Parent and Merger Sub, as applicable, shall have taken the following actions and/or delivered the following documents, instruments, monies or other items to:

(i)                                     the Paying Agent, the Payment Fund in accordance with Sections 3.1 and 3.5;

(ii)                                  the Escrow Agent, the Escrow Amount in accordance with Section 3.5;

(iii)                               the Stockholder Representative, the Stockholder Defense Amount in accordance with Section 3.5 and 3.10;

(iv)                              the Company, a certificate, dated as of the Closing Date, executed by an executive officer of Parent, confirming the matters set forth in Sections 7.3(a) and (b);

(v)                                 the Company, a legal opinion from Locke Liddell & Sapp LLP, counsel to Parent and Merger Sub, in the form set forth on Exhibit J attached hereto;

(vi)                              the executed Escrow Agreement in the form set forth on Exhibit I;

(vii)                           the Company, certificates, dated within five days of the Closing Date, of the Secretary of the State of Delaware establishing that each of Parent and Merger Sub is in existence and is in good standing to transact business in the state of incorporation; and

(viii)                        such other documents as may be required by this Agreement or reasonably requested by the Company.

Section 3.9.                                Earn Out Payment.

(a)                                  Subject to the applicable Earn Out Cap (as defined below), as part of the Post-Closing Merger Consideration, the Stockholders will be entitled to an earn out payment (each an “Earn Out Payment” and, collectively, the “Earn Out Payments”) if the Company, the Surviving Corporation, or any Affiliate of Parent enters into an agreement with (1) *, (2) *, (3) *, (4) *, (5) *, (6) *, (7) *, or (8) *, in each case for the operation and/or management of any of its correctional facilities (each an “Earn Out Agreement”) at any time during the period commencing upon execution of this Agreement and ending six months after the Effective Time (the “Qualification Period”); provided, however, that solely with respect to *, the Stockholders will not be entitled to receive, and neither Parent nor its Affiliates will be obligated to pay, any Earn Out Payment if * issues a request for proposal to any one or more Persons prior to or during the Qualification Period.  Promptly upon executing an Earn Out Agreement during the Qualification Period, either the Company or Parent, as the case may be, shall deliver to Parent or the Stockholder Representative, respectively, written notice setting forth the terms and conditions of such Earn Out Agreement.  The amount of each Earn Out Payment shall be as follows: (x) for an Earn Out Agreement with *, *, *, *, *, * or *, the Earn Out EBITDA, and (y) for an Earn Out Agreement with *, the * EBITDA; provided, however, that in no event shall the

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Earn Out Payment for each of *, *, *, *, *, *, * and * exceed $1,600,000, $150,000, $300,000, $750,000, $600,000, $100,000, $100,000 and $500,000, respectively (each an “Earn Out Cap” and collectively, the “Earn Out Caps”).

(b)                                 Within 30 days after the last day of the Earn Out Period with respect to each of the Earn Out Agreements, Parent shall deliver to the Stockholder Representative a written notice setting forth the Earnout EBITDA for such Earn Out Agreement (each an “Earn Out Notice”).

(c)                                  Upon receipt of an Earn Out Notice, the Stockholder Representative shall have 15 days in which to object in writing to Parent with respect to Parent’s calculation of the Earnout EBITDA for such Earn Out Agreement (an “Earn Out Dispute”).  In the event the Stockholder Representative fails to deliver to Parent a timely Earn Out Dispute, the Parent’s calculation of such Earnout EBITDA, as set forth in the Earn Out Notice, shall be deemed final, conclusive and binding on all parties hereto.  In the event the Stockholder Representative delivers a timely Earn Out Dispute, then the Stockholder Representative and Parent shall negotiate in good faith and attempt to resolve their disagreement on the calculation of such Earnout EBITDA.  If such negotiations fail to result in an agreement on the calculations of the Earnout EBITDA within 30 days after delivery of the Earn Out Dispute, then the matter shall be submitted to Neutral Auditors selected in the manner described in Section 3.4(b).

(d)                                 No later than 30 days after the Neutral Auditors receive the Earn Out Dispute, the Neutral Auditors shall deliver to the Stockholder Representative and Parent a written determination of the applicable Earnout EBITDA (such determination to be based solely on information provided to the Neutral Auditors by the Stockholder Representative and Parent, or their respective Affiliates, and the definition of Earnout EBITDA in the Glossary attached as Exhibit A), which determination will be final, binding and conclusive on the parties.  All fees and expenses relating to the engagement of the Neutral Auditors shall be paid 50% by Parent and 50% from the Stockholder Defense Fund.

(e)                                  Subject to the applicable Earn Out Cap and Section 3.9(g), each Earn Out Payment (other than an Earn Out Payment with respect to an Earn Out Agreement with *), if any, shall be paid by Parent by wire transfer of immediately available funds within 30 days following the delivery of the Earn Out Notice either to (i) the Stockholder Representative if such Earn Out Payment is less than or equal to $100,000, to be held in accordance with the Stockholder Defense Fund Agreement, or (ii) the Paying Agent if such Earn Out Payment is greater than $100,000, whereupon the Paying Agent shall immediately disburse the

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Proportionate Shares of such Earn Out Payment to the Stockholders who have surrendered their Certificates in connection with Section 3.1 and the holders of the Eligible Terminated Options; provided, however, that in the event the Stockholder Representative delivers a timely Earn Out Dispute with regard to such Earn Out Payment, any payment shall be due ten days after agreement on, or final, binding and conclusive resolution of the dispute regarding, the calculation of the applicable Earnout EBITDA.

(f)                                    Subject to the applicable Earn Out Cap and Section 3.9(g), the Earn Out Payment with respect to an Earn Out Agreement with *, if any, shall be paid by Parent by wire transfer of immediately available funds within 30 days following the delivery of the Earn Out Notice as follows: (i) if such Earn Out Payment is less than or equal to $200,000, then 50% of such Earn Out Payment to the Stockholder Representative to be held in accordance with the Stockholder Defense Fund Agreement and the remaining 50% of such Earn Out Payment to the Escrow Agent to be held in accordance with the Escrow Agreement, or (ii) if such Earn Out Payment is greater than $200,000, then 50% of such Earn Out Payment to the Escrow Agent to be held in accordance with the Escrow Agreement and the remaining 50% of such Earn Out Payment to the Paying Agent, whereupon the Paying Agent shall immediately disburse the Proportionate Shares of such amount to the Stockholders who have surrendered their Certificates in connection with Section 3.1 and the holders of the Eligible Terminated Options; provided, however, that in the event the Stockholder Representative delivers a timely Earn Out Dispute with regard to such Earn Out Payment, any payments to the Stockholder Representative, the Escrow Agent and the Paying Agent, as the case may be, shall be due ten days after agreement on, or final, binding and conclusive resolution of the dispute regarding, the calculation of the * EBITDA.

(g)                                 In order to help preserve the opportunity for the Stockholders to maximize the Earn Out Payments, Parent agrees to employ or retain as an independent contractor (or cause the Surviving Corporation to employ or retain as an independent contractor) * for a minimum of not less than six months after the Closing Date.  If and to the extent that the Stockholders are entitled to receive any Earn Out Payments pursuant to this Section 3.9, Parent agrees to pay (or cause the Surviving Corporation to pay) three percent of the gross amount of each Earn Out Payment (subject to any applicable statutory payroll deductions) to * as a bonus (with respect to each Earn Out Payment, if any, the “* Bonus”); provided, however, that * shall only be entitled to receive any such * Bonus if he is employed or retained as an independent contractor by Parent or the Surviving Corporation on the date the Earn Out Agreement to which such * Bonus relates is entered into by the Company, the Surviving Corporation or an Affiliate of Parent.  Any such * Bonus shall be paid on or about the time that the applicable Earn Out Payment is made and shall reduce on a dollar for dollar basis the amount of the Earn Out Payment that would have

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otherwise been paid to the Paying Agent, the Escrow Agent or the Stockholder Representative in accordance with Section 3.9(e).  Notwithstanding the first sentence of this Section 3.9(g), Parent or its Affiliates may terminate *’s employment or retention as an independent contractor at any time for Cause.  The parties acknowledge and agree that this Section 3.9(g) does not nor is it intended to create any third-party beneficiary rights for * or any other Person.

Section 3.10.                         Stockholder Defense Fund.  The Stockholder Representative shall hold the Stockholder Defense Amount for the benefit of the Company’s stockholders in a separate segregated account with a financial institution selected by the Stockholder Representative, in its sole discretion.  The Stockholder Defense Amount and any interest earned thereon shall be used by the Stockholder Representative to pay for professional fees and costs incurred by the Stockholder Representative in defending or pursuing any actions, suits or proceedings the Stockholder Representative deems necessary, in its sole discretion, to protect, preserve or enforce the rights of the Stockholders under this Agreement or in connection with the transactions contemplated hereunder.  The Stockholder Representative will distribute the remaining balance, if any, of the Stockholder Defense Fund to the Paying Agent and the Paying Agent shall distribute the remaining balance, if any, in the same manner and proportion as the Post-Closing Date Merger Consideration upon the determination by the Stockholder Representative, in its sole discretion, that there is no further need for the Stockholder Defense Fund to be maintained.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each represent and warrant to the Company as follows:

Section 4.1.                                Organization and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect (as defined in Exhibit A).

Section 4.2.                                Authority; Non-Contravention; Approvals.

(a)                                  Parent and Merger Sub each have full corporate power and authority to execute and deliver this Agreement and, subject to the Merger Filing, to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company and the Stockholder Representative, constitutes a valid and legally binding agreement of each of Parent and Merger Sub enforceable against each of them in

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accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)                                 This Agreement has been approved by the board of directors of Parent and Merger Sub, and except for the approval of the sole stockholder of Merger Sub, no other corporate proceedings on the part of the Company are necessary to authorize Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby.

(c)                                  The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance, upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Parent or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets (assuming compliance with the matters referred to in Section 4.2(d)) or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(d)                                 Except for the making of the Merger Filing, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 4.3.                                Brokers and Finders.  Neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as otherwise provided on the Disclosure Schedules, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1.                                Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.  Attached as Schedule 5.1 are true, accurate and complete copies of the Company’s Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof including all amendments thereto.

Section 5.2.                                Capitalization.  The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, $0.001 par value (the “Company Preferred Stock”), of which 3,363,636 shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”) and no other series has been designated.  As of the date of this Agreement, (i) only 3,244,400 shares of Company Common Stock were issued and outstanding, and (ii) only 3,363,636 shares of Series A Preferred Stock were issued and outstanding.  All issued and outstanding shares of Company Common Stock and Series A Preferred Stock are duly authorized, validly issued and fully paid and nonassessable.  Schedule 5.2 sets forth the number of shares of Company Common Stock issuable upon exercise of all of the Options and the exercise prices thereof.  Other than the Options and the Preferred Shares, there are no outstanding preemptive rights, securities, options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, deliver, sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.  There are no stockholder or stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or is bound with respect to the voting of any shares of capital stock of the Company.  None of the Company’s shares of capital stock have been transferred to any other stockholder or other third party in violation of any stockholder agreement to which the Company and any of its stockholders are bound.

Section 5.3.                                Subsidiaries.  The Company does not have any Subsidiaries, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

Section 5.4.                                Authority; Non-Contravention; Approvals.

(a)                                  Each of the Company and the Stockholder Representative has full power and authority to execute and deliver this Agreement and, subject to the Merger Filing, to consummate the transactions contemplated hereby.  This Agreement has been approved by the board of directors of the Company, and, other than the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent, Merger Sub and the Stockholder Representative, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general equitable principles.

(b)                                 The execution and delivery of this Agreement by the Company and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) that would have a Material Adverse Effect on the Company under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or its Subsidiaries under any of the terms, conditions or provisions of (i) the charter or bylaws of the Company or its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Company or its Subsidiaries, or any of their respective properties or assets (assuming compliance with the matters referred to in Section 5.4(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or its Subsidiaries is now a party or by which the Company or its Subsidiaries or any of their respective properties or assets may be bound or affected.

(c)                                  Except for the Merger Filing, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company and its Subsidiaries or the consummation by the Company and its Subsidiaries of the transactions contemplated hereby.

Section 5.5.                                Financial Statements.

(a)                                  Attached to Schedule 5.5 are (i) an audited consolidated balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows of the Company as of, and for the year ended on, December 31, 2003, together with the notes thereto, (ii) an audited consolidated balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows of the Company as of, and for the year ended on, December 31, 2002, together with the notes thereto, and (iii) an unaudited, interim consolidated balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows of the Company as of, and for the eleven-month period ended on, November 30, 2004 (collectively, the “Financial Statements”).  The Financial Statements are true, complete and correct in all material respects, have been prepared from, and are in accordance with, the books and records of the Company and present fairly the financial condition and results of operations of the Company on a consolidated basis as of the dates and the periods indicated, in each case in conformity with GAAP applied on a consistent basis during the periods covered thereby; provided, however, the unaudited Financial Statements do not contain any footnotes as required by GAAP.

(b)                                 The Company has no liabilities or obligations, either accrued, contingent or otherwise, which, individually or in the aggregate, are material to the business of the Company, and which have not been reflected in the Financial Statements, other than those liabilities arising in the ordinary course of business since December 31, 2003 or under any contract, commitment or agreement specifically disclosed in this Agreement or any Schedule to this Agreement.

Section 5.6.                                Absence of Undisclosed Liabilities.  The Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, other than liabilities, obligations or contingencies which are accrued or reserved against in the Financial Statements or reflected in the notes thereto and listed on Schedule 5.6.

Section 5.7.                                Absence of Certain Changes or Events.  Since December 31, 2003, there has not been:

(a)                                  any change in the business, financial condition, properties, prospects, net worth or results of operations of the Company that could cause a Material Adverse Effect on the Company;

(b)                                 any material damage, destruction or loss suffered by the Company, whether covered by insurance or not;

(c)                                  any change by the Company in tax methods, principles or elections or in accounting methods or principles that would be required to be disclosed under GAAP;

(d)                                 any sale, lease or other disposition of properties and assets of the Company, other than those in the ordinary course of business consistent with past practices;

(e)                                  any merger or consolidation of the Company with any other Person or any acquisition by the Company of the stock or business of another Person;

(f)                                    any borrowing, agreement to borrow funds or guaranty by the Company or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument to which the Company is bound or by which the Company or any of its properties is bound other than in the ordinary course of business and consistent with past practices;

(g)                                 any cancellation of debt by the Company or waiver of any claim or right of substantial value to the Company;

(h)                                 any increase in the compensation payable or to become payable by the Company to the directors, officers or employees of the Company, any increase in benefits or benefit plan costs or any increase in any bonus, insurance, compensation or other benefit plan made for or with or covering any directors, officers or employees of the Company;

(i)                                     except in connection with the Severance Payments, any employment, consulting, severance, change of control or indemnification agreement entered into or made by the Company with any of its employees, or any collective bargaining agreement or other obligation to any labor organization incurred or entered into by the Company;

(j)                                     the creation or imposition of any mortgage, lien, security interest, pledge, charge, claim, restriction, easement, right-of-way, covenant, condition or encumbrance of any nature whatsoever on any of the properties or assets of the Company;

(k)                                  any reduction in accruals or reserves, except to the extent of related cash payments or other reductions consistent with past practice;

(l)                                     any write-up or write-down of the value of the Company’s assets, except for write-ups or write-downs in accordance with generally accepted accounting principles and in the ordinary course of business and consistent with past practice;

(m)                               the making of any capital expenditure or commitments therefor in excess of $10,000 in the aggregate;

(n)                                 any amendment to the certificate of incorporation or bylaws of the Company (except for the Charter Amendment);

(o)                                 any contract bid for an amount in excess of $10,000, other than bids which are competitive with a contract bid made by Parent or its Affiliates;

(p)                                 any contract or commitment to do any of the foregoing; and

(q)                                 any imposition of any new or additional restriction, limitation, term or condition under any Company Permit or any Environmental Law.

Section 5.8.                                Litigation.  There are no claims, suits, actions, Environmental Claims, inspections, investigations or proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company before any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator.  The Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator.  The reserves reflected in the Financial Statements for the contingent liabilities related to the matters set forth on Schedule 5.8 have been determined in accordance with GAAP and on a basis consistent with prior years.

Section 5.9.                                Accounts Receivable; Inventory.

(a)                                  All accounts receivable of the Company represent bona fide sales actually made in the ordinary course of business and are collectible in the ordinary course of business, without set off or counterclaim, except to the extent of any reserve for doubtful accounts reflected in the Financial Statements.  To the Knowledge of the Company, none of the account debtors of the accounts receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due.  The Company has good and valid title to the accounts receivable free and clear of all restrictions, liens, claims and encumbrances.  No goods or services, the sale or provision of which gave rise to any accounts receivable, have been returned or rejected by any account debtor or lost or damaged prior to the receipt thereby.  The reserve for doubtful accounts reflected in the Financial Statements has been determined in accordance with GAAP and on a basis consistent with prior years.

(b)                                 The Company owns its inventory free and clear of all encumbrances.  None of such inventory is covered by any financing statements nor is any of such inventory subject to any consignment, bailment, warehousing or similar arrangement.  All inventory of the Company is of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements.  All inventory not written off has been priced at the lower of cost or market on an average cost basis.  The quantities of each type of inventory are not excessive, but rather are reasonable and warranted in the present circumstances of the Company.

Section 5.10.                         No Violation of Law; Compliance with Agreements.

(a)                                  The Company is not in material violation of, and has not been given notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority or Governmental Entity.  No investigation or review by any Governmental Authority or Governmental Entity which would have a Material Adverse Effect is pending or threatened, nor has any Governmental Authority or Governmental Entity indicated an intention to conduct the same.  The Company has all material permits (including without limitation Environmental Permits), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals required or necessary to conduct its business as presently conducted (collectively, the “Company Permits”).  The Company is not in material violation of the terms of any Company Permit.

(b)                                 The Company is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the charter, bylaws or similar organizational instruments of the Company or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company is a party or by which it is bound or to which any of its property is subject which would have a Material Adverse Effect.

Section 5.11.                         Insurance.  Schedule 5.11 hereto sets forth a list of all insurance policies owned by the Company or by which the Company or any of its properties or assets is covered against present losses, all of which have been for the periods covered, and are currently, in full force and effect.  No insurance has been refused with respect to any operations, properties or assets of the Company nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years.  No insurance carrier has denied any claims made against any of the policies listed on Schedule 5.11 hereto.

Section 5.12.                         Taxes.

(a)                                  (i) The Company and its Subsidiaries have (x) duly filed (or there have been filed on their behalf) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, (y) duly paid all Taxes due and owing, and (z) adequately provided for all liabilities of the Company for Taxes not yet due and payable, or which are being contested in good faith in appropriate proceedings, in a reserve for Tax liability (rather than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Company Financial Statements; (ii) all such Tax Returns filed by or on behalf of the Company and its Subsidiaries are true, correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations; (iii) neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has ever been made by any authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (v) the liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Company Financial Statements to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance GAAP, and there is no liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business; (vi) there are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due; (vii) neither the Company nor any of its Subsidiaries has made any change in accounting methods since December 31, 1998; (viii) neither the Company nor any of its Subsidiaries has received a ruling from any taxing authority or signed an agreement with any taxing authority; (ix) the Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld and paid over to the appropriate taxing authority all Taxes required to be so withheld and paid over under all applicable laws in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and, neither the Company nor any of its Subsidiaries has received a written notice of any pending audits or proceedings; (xi) no stockholder or director or officer (or employee responsible for Tax matters) of the Company and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed; (xii) the federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (“IRS”) (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company and its Subsidiaries have expired, for all periods through and including December 31, 1999, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; (xiii) no adjustments or deficiencies relating to Tax Returns of the Company and its Subsidiaries have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled; and (xiv) the Company has delivered to Parent true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries since December 31, 1999.

(b)                                 There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company or its Subsidiaries, and no power of attorney granted by the Company or its Subsidiaries with respect to any Taxes is currently in force.  The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.  Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for Taxes of any Person (other than the Company) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) (or any corresponding provision of state, local or foreign law).

(c)                                  Neither the Company nor any of its Subsidiaries (nor their successors) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.  Neither the Company nor any of its Subsidiaries has engaged in a transaction that would be reportable by or with respect to the Company or any of its Subsidiaries pursuant to Sections 6011, 6111, or 6112 of the Code, the Treasury Regulations promulgated thereunder, or any predecessors thereto.

Section 5.13.                         Employee Benefit Plans.

(a)                                  Schedule 5.13 lists each Employee Benefit Plan.  For these purposes, “Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3)

of ERISA), stock option plan, severance agreement, employment contract, stock purchase plan, bonus program, incentive plan, cafeteria or flexible benefit plan, deferred compensation arrangement, and all other similar employee benefit plans, programs, arrangements, policies, or agreements, whether or not subject to ERISA, that the Company sponsors, maintains, or contributes to, or to which the Company has any liability thereunder.

(b)                                 The Company has delivered to Parent correct and complete copies of each Employee Benefit Plan, current summary plan descriptions for each Employee Benefit Plan, all related trusts, insurance, and other funding contracts which implement each such Employee Benefit Plan, the prior three years’ Form 5500, and all correspondence with any Governmental Authority respecting any such Employee Benefit Plan.

(c)                                  Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with all applicable laws, rules and regulations.

(d)                                 All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under the Employee Benefit Plans will have been paid, made or accrued for all services on or prior to the Closing Date.

(e)                                  No Employee Benefit Plan is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code.

(f)                                    No Employee Benefit Plan is or has ever been a Multiemployer Plan (as defined in ERISA Section 3(37)) nor has the Company nor any member of its controlled group of corporations (as defined in Code Section 1563) contributed to, or ever had an obligation to contribute to, any such Multiemployer Plan.

(g)                                 The Company has never maintained nor contributed to any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

(h)                                 No event has occurred and no condition exists with respect to the Employee Benefit Plans that could subject the Company, the Surviving Corporation, any Employee Benefit Plan, or Parent to any liability under applicable laws.

(i)                                     Neither the execution and delivery of this Agreement, nor the consummation of the transactions hereunder, will:

(1)                                  result in any payment to be made by the Company, including without limitation, severance, unemployment compensation, golden parachute (as defined in Section 280G of the Code) or otherwise, becoming due to any employee, director or consultant of the Company, or

(2)                                  increase any benefits or accelerate vesting otherwise provided under any Employee Benefit Plan.

(j)                                     No condition, agreement or plan provision limits the right of the Company to amend, cut back or terminate any Employee Benefit Plan that it sponsors (except to the extent such limitation arises under ERISA).

(k)                                  There are no pending actions that have been asserted or instituted against the Employee Benefit Plans (other than routine claims for benefits) and, to the Knowledge of the Company, no such action has been threatened.

Section 5.14.                         Employee and Labor Matters.

(a)                                  The Company has provided Parent with a true and complete list, dated as of December 31, 2004 (the “Employee Schedule”), of all employees of the Company listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, car allowances, transportation and/or parking allowances, club memberships or other compensation or perquisites payable, all employee benefits received by such employees and any other material terms of any written agreement between the Company and any employee.  As of the date of this Agreement, except as provided or contemplated by any Contract listed on Schedule 5.18, the Company has not entered into any agreement or agreements pursuant to which the combined annual payroll of the Company, including projected pay increases, overtime and fringe benefit costs, required to operate its business (including all administrative and support personnel) would be materially greater than as listed on the Employee Schedule.

(b)                                 Set forth on Schedule 5.14 is a description of all health, dental, life and disability insurance plans of the Company.

(c)                                  The Company is not a party to or bound by any written employment agreements or commitments, other than on an at-will basis.

(d)                                 The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company.

(e)                                  None of the employees of the Company are represented by any labor organization and, to the Knowledge of the Company, there have been no union organizing activities among the employees of the Company within the past five years, and, there are no negotiations or discussions currently pending or occurring between the Company and any union or employee association regarding any collective bargaining agreement or any other work rules or policies which might otherwise affect the Company.

(f)                                    There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company, threatened against or affecting the Company and during the past five years there has not been any such action.

(g)                                 There is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state, local or foreign agency responsible for administering such charges or complaints.

(h)                                 There is presently no pending grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company.

(i)                                     All material written personnel policies, rules, and procedures applicable to employees of the Company have been provided to Parent.

(j)                                     There are no proceedings pending or, to the Knowledge of the Company, threatened against the Company in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, illegal, wrongful or tortious conduct in connection with the employment relationship.

(k)                                  No charge with respect to or relating to the Company is pending before the Equal Employment Opportunity Commission or any other local, state, or federal agency responsible for the prevention of unlawful employment practices.

(l)                                     To the Knowledge of the Company, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws is conducting or intends to conduct an investigation with respect to or relating to the Company.

(m)                               To the Knowledge of the Company, the Company is, and at all times has been, in material compliance with all legal requirements applicable to the Company respecting employment and employment practices, terms and conditions of employment, wages, hours of work, overtime pay, leave time, immigration, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act.

(n)                                 In the last five years, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retaining Notification Act of 1988, the “WARN Act”) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any single site of employment of the Company, (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation and (iv) none of the Company’s employees has suffered an “employment loss” (as defined in and covered by the WARN Act) during the six-month period prior to the date hereof.

(o)                                 To the Knowledge of the Company, no executive employee of the Company has breached any agreement to keep in confidence information acquired by that employee in confidence or in trust prior to that employee’s employment with the Company, nor, to the Knowledge of the Company, has any such employee, through his or her employment by the Company, breached any non-competition, non-solicitation or non-interference agreement.

(p)                                 Except for the Option Termination Agreements or in connection with the Severance Payments, the Company is not a party to any agreement with any employee or other party that provides for compensation, severance pay, benefits, or the vesting of options or shares as a result of the transactions contemplated by this Agreement.

Section 5.15.                         Non-Competition Agreements.  Schedule 5.15 sets forth a true and complete list and description of all confidentiality, non-solicitation and/or non-competition agreements between the Company and a party other than the Company.  The Company is not a party to any agreement that purports to restrict or prohibit it, directly or indirectly, from engaging in any business currently engaged in by the Company.  None of the Company’s stockholders, officers, directors, or key employees is a party to any agreement which, by virtue of such Person’s relationship with the Company, restricts the Company or any Subsidiary of the Company, directly or indirectly, from engaging in any of the businesses of the Company.

Section 5.16.                         Environmental Matters.  Without in any manner limiting any other representations and warranties set forth in this Agreement:

(a)                                  The Company, its Subsidiaries, and its Business Facilities are in compliance with in all material respects, and have at all times in which the Company has owned or operated such Business Facilities, been in compliance with in all material respects, all Environmental Laws in connection with the conduct of the business of the Company and the use, maintenance and operation of any of the Business Facilities by the Company.

(b)                                 Without in any manner limiting the generality of (a) above:

(i)                                     Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits), the Company and its Subsidiaries have not used, generated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened), any Materials of Environmental Concern (as defined in Exhibit A) on, at, under or about any Business Facility or transferred or transported to or from any Business Facility;

(ii)                                  The Company and its Subsidiaries are not subject to any consent order, compliance order or administrative order relating to or issued under any Environmental Law;

(iii)                               There are no Environmental Claims known, pending or, to the Knowledge of the Company threatened against the Company, its Subsidiaries or any of its Business Facilities, and to the Knowledge of the Company, there is no basis for same;

(iv)                              The Company, its Subsidiaries and all of its Business Facilities, on behalf of its clients, have, and have timely filed applications for renewal of, all Environmental Permits applicable to the operation of the business of the Company as presently conducted, and the Company and its Business Facilities are in compliance with all terms and conditions of such Environmental Permits;

(v)                                 Except in the ordinary course of business, there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company or any Subsidiary has agreed to, assumed or retained, by contract or otherwise;

(vi)                              To the Knowledge of the Company, there are no leaking storage tanks or solid waste management units located on or under any Business Facility of the Company or any of its Subsidiaries in violation of any Environmental Laws; and

(vii)                           No current Business Facility (or equipment thereon) of the Company and/or any of its Subsidiaries contains any asbestos containing materials or polychlorinated biphenyls in violation of any Environmental Laws requiring removal or remediation.

Section 5.17.                         Title to Assets.  Schedule 5.17 lists each of the Business Facilities owned by the Company or any of its Subsidiaries.  The Company has good and indefeasible title to all its assets (including, without limitation, any Business Facilities which the Company or any of its Subsidiaries currently own) and valid leasehold interests in its leased assets and properties (including, without limitation, any Business Facilities which the Company or any of its Subsidiaries currently lease), as reflected in the most recent balance sheet included in the Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all mortgages, liens, security interests, pledges, charges, claims, restrictions, easements, rights-of-way, covenants, conditions or encumbrances of any nature whatsoever, except (i) liens for current Taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use or marketability of the property subject thereto or affected thereby, or otherwise impair the Company’s business operations (in the manner presently carried on by the Company), or (iii) any lien securing any debt or obligation described on Schedule 5.17 which is expressly referenced as being secured.  All leases under which the Company leases any real property have been delivered to Parent and are in good standing, valid and effective in accordance with their respective terms in all material respects, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or by or on behalf of any third party.

Section 5.18.                         Contracts, Agreements, Plans and Commitments.  Schedule 5.18 hereto sets forth a complete list of the following contracts, agreements, plans and commitments, whether written or oral, to which the Company is a party or by which the Company or any of its assets is bound as of the date hereof (each a “Contract” and, collectively, the “Contracts”):

(a)                                  any contract, commitment or agreement that involves aggregate revenues or expenditures to or by the Company of more than $10,000 per year;

(b)                                 any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the business that involves aggregate expenditures by the Company of more than $10,000;

(c)                                  any indenture, loan agreement, or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

(d)                                 any contract (or group of related contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(e)                                  any lease or sublease for the use or occupancy of real property;

(f)                                    any agreement concerning confidentiality or that restricts the right of the Company to engage in any type of business;

(g)                                 any guarantee, direct or indirect, by any Person of any contract, lease or agreement entered into by the Company;

(h)                                 any partnership, joint venture or construction and operation agreement;

(i)                                     any agreement of surety, guarantee or indemnification with respect to which the Company is the obligor, outside of the ordinary course of business;

(j)                                     any contract that requires the Company to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

(k)                                  any contract for the employment of any individual on a full-time, part-time, consulting, or other basis, including any such contract providing severance benefits;

(l)                                     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar contract for the benefit of its current or former directors, officers, and employees;

(m)                               any contract, agreement, agreed order or consent agreement that requires the Company to take any actions or incur any expenses to remedy non-compliance with any Environmental Law;

(n)                                 any collective bargaining contract or similar agreement;

(o)                                 any contract or agreement with any of the Company’s stockholders or any of their respective Affiliates;

(p)                                 any agreement, other than “shrink wrap” licenses, by which the Company is a licensee, licensor, seller or purchaser of any Intellectual Property contained in or used by the Proprietary Computer Software or of any Company Intellectual Property Rights;

(q)                                 any agreement, other than “shrink wrap” licenses, by which the Company indemnifies a third party for infringement of Intellectual Property; and

(r)                                    any other contract material to the Company or its business.

True, correct and complete copies of each of such Contracts have been delivered to Parent.  All Contracts (i) were duly and validly executed and delivered by the Company and the other parties thereto and (ii) are valid and in full force and effect.  The Company has fulfilled all material obligations required of the Company under each such Contract to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable. To the Knowledge of the Company, there are no counterclaims or offsets under any of such Contracts. The consummation of the Merger will vest in the Surviving Corporation all rights and benefits under the Contracts and the right to operate the Company’s business and assets under the terms of the Contracts in the manner currently operated and used by the Company.

Section 5.19.                         Intellectual Property.  The Company has rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, software, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively the “Company Intellectual Property Rights”).  With specific regards to the Proprietary Computer Software, the Company is the exclusive owner of all Intellectual Property contained in, used by or required to use the Proprietary Computer Software.  The Company does not own any patents.  The Company has no Knowledge of any infringement by any other Person of any of the Company Intellectual Property Rights or the Proprietary Computer Software and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights or the Proprietary Computer Software.  The Company has not and does not violate or infringe any intellectual property right of any other Person, and the Company has not received any communication alleging that it or the Proprietary Computer Software violates or infringes the Intellectual Property of any other Person.  To the Knowledge of the Company, the Company has not been sued for infringing any Intellectual Property of another Person.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company in respect of the Proprietary Computer Software, the Company Intellectual Property Rights, or that claims that any default exists under any Company Intellectual Property Rights or the Proprietary Computer Software.  Neither the Proprietary Computer Software nor the Company Intellectual Property Rights are subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Authority.

Section 5.20.                         Relationships.  The Company has not received notice from any customer, supplier or any party (each a “Contract Party”) to any Contract with the Company that such customer, supplier or Contract Party intends to discontinue doing business with the Company, and no customer, supplier or Contract Party has indicated any intention (a) to terminate its existing business relationship with the Company or (b) not to continue its business relationship with the Company, whether as a result of the transactions contemplated hereby or otherwise.  The Company has not entered into or participated in any related party transaction during the past three years.

Section 5.21.                         Certain Payments.  Neither the Company nor any stockholder, officer, director or employee of the Company has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of the Company (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other Person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such stockholder, officer, director or employee not reimbursed by the Company or as permitted by applicable law).

Section 5.22.                         Books and Records.  The corporate minute books and other organizational records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the Person purporting to have signed the same.  All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.  All such books and records are located in the offices of the Company and have been made available for inspection by Parent.

Section 5.23.                         Condition and Sufficiency of Assets.  All buildings and improvements owned or leased by the Company are structurally sound.  All equipment owned or leased by the Company is adequate for the uses to which it is being put, and is not in need of maintenance or repairs except for ordinary, routine maintenance, repairs and refurbishments consistent with past practices.  The Proprietary Computer Software and all Company Intellectual Property Rights are adequate for the uses to which they are being put, and are not in need of upgrade, update, maintenance or repairs except for ordinary upgrades, updates, routine maintenance, and repairs consistent with past practices.  The tangible assets of the Company reflected in the Financial Statements constitute all of the operating assets held for use or used in connection with the Company’s business other than those disposed of in the ordinary course of business, and are sufficient for the continued conduct of the Company’s business at the Closing in substantially the same manner as conducted prior to the Closing.

Section 5.24.                         Voting Requirements.  Other than the consent of the Company’s Board of Directors, the affirmative vote or consent of (i) the holders of a majority of all issued and outstanding shares of Company Common Stock voting as a separate class to approve the Charter Amendment, (ii) the holders of a majority of all issued and outstanding shares of Company Preferred Stock voting as a separate class to approve and adopt this Agreement and the transactions contemplated hereby, and (iii) the holders of a majority of all issued and outstanding shares of the Company Preferred Stock, voting on an as-if-converted basis and together with, the Company Common Stock as one class, to approve and adopt this Agreement and the transactions contemplated hereby (the approvals contemplated by clauses (i), (ii) and (iii) are collectively referred to herein as the “Company Stockholder Approval”), are the only votes or consents of the holders of any class or series of the Company’s capital stock necessary for the Company Stockholder Approval.

Section 5.25.                         Opinion of Financial Advisor.  The Company has received the opinion of Avondale Partners, LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock and Company Preferred Stock from a financial point of view.

Section 5.26.                         Brokers and Finders.  The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.  Except for the fees of Avondale Partners, LLC for the services described in Section 5.25, there is no claim for payment by the Company of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 5.27.                         No SEC Reporting Obligations.  Since July 2, 2001, the Company has not been required to file with the Securities and Exchange Commission any form, registration statement, report, schedule, proxy or information statement or any other document under the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

Section 5.28.                         Accuracy of Information Furnished.  No representation, statement, or information contained in this Agreement (including, the Schedules) or any agreement or document executed in connection herewith or delivered pursuant hereto or thereto or made to Parent or Merger Sub or their respective representatives by the Company contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading.  The Company has provided Parent with correct and complete copies of all documents listed or described in the Schedules.

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.1.                                Conduct of Business.  The Company agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business in, and shall cause the businesses of its Subsidiaries to be conducted in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice (except as otherwise contemplated by this Agreement); and the Company shall use its reasonable commercial efforts to preserve substantially intact the business organization of the Company and its Subsidiaries as a whole, to keep available the services of the present officers and employees of the Company and its Subsidiaries and to preserve the goodwill and present relationships of the Company and its Subsidiaries with material customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations.  Except upon the receipt from Parent of its prior written consent or as otherwise provided herein, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the consummation of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)                                  (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, except pursuant to the Option Termination Agreements;

(b)                                 issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms);

(c)                                  amend its certificate of incorporation (other than the Charter Amendment), bylaws or other comparable organizational documents;

(d)                                 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, except for purchases of inventory and other items in the ordinary course of business;

(e)                                  sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business;

(f)                                    incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, except for borrowings incurred in the ordinary course of business (including borrowings pursuant to existing credit facilities on the date of this Agreement and in accordance with their present terms);

(g)                                 redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, except as contemplated hereunder;

(h)                                 make any expenditures for fixed or capital assets exceeding $5,000 in any instance or $10,000 in the aggregate;

(i)                                     except for any agreements relating to the Severance Payments and the termination or exercise of any Options, enter into any employment agreement, severance agreement, change of control agreement, or other agreement with any employee, director or officer that provides compensation, benefits, options or shares, or the vesting thereof, in the event of termination or the occurrence of the Merger or transactions similar to those contemplated by this Agreement;

(j)                                     adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated hereunder; provided, however, that the Company may award bonuses not to exceed $10,000 in the aggregate, which such bonuses shall in no event be deemed or construed to be Company Transaction Costs;

(k)                                  make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

(l)                                     make any change in the Company’s financial, Tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

(m)                               negotiate, bid on (other than any contracts that Parent or its Affiliates have placed a competing bid or intends to place a competing bid), enter into or assume any contracts or agreements having a value or imposing an obligation upon the Company in excess of $10,000 individually or $20,000 in the aggregate (other than operating costs incurred by the Company in the ordinary course of business in accordance with past practices); provided, however, that if Parent does not object to the Company’s taking of any of the actions described in this Section 6.1(m) within two business days (which consent will not be unreasonably withheld) after Parent receives written notification from the Company (in accordance with Section 10.2) of its desire to take such action, then Parent shall be deemed to have given its prior written consent with respect to that specific action;

(n)                                 compromise, settle, grant any waiver or release relating to, or otherwise adjust any litigation or claims of any nature whatsoever pending against the Company; provided, however, that if Parent does not object to the Company’s taking of any of the actions described in this Section 6.1(n) within five business days (which consent will not be unreasonably withheld) after Parent receives written notification from the Company (in accordance with Section 10.2) of its desire to take such action, then Parent shall be deemed to have given its prior written consent with respect to that specific action;

(o)                                 take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in this Agreement; or

(p)                                 agree to take any of the foregoing actions.

Section 6.2.                                Public Statements.  Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.  The parties agree that all press releases to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties (except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange).  The initial press release with respect to the transactions contemplated by this Agreement is attached hereto as Exhibit K.

Section 6.3.                                Notification of Certain Matters.  Each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.4.                                No Solicitation by the Company.

(a)                                  Upon execution of this Agreement, the Company shall immediately terminate any discussions with any Person (other than Parent and its representatives) concerning an Acquisition Proposal.  The Company shall not, directly or indirectly, through any officer, director, financial advisor, attorney, representative, subsidiary or agent of the Company, (i) take any action to solicit, initiate, facilitate, continue or encourage any Acquisition Proposal, (ii) engage in negotiations or discussions (whether such discussions or negotiations are initiated by the Company, such other Person or otherwise) concerning, or provide any non-public information to any Person relating to, any possible Acquisition Proposal, (iii) enter into an agreement with any Person providing for a possible Acquisition Proposal or make any public statement, recommendation or solicitation in support of any possible Acquisition Proposal by any Person, in each case other than Parent and Merger Sub, or (iv) agree to enter into a letter of intent or similar document concerning, or recommend, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company, or its Board of Directors, from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited, bona fide, written Acquisition Proposal by such Person or recommending an unsolicited, bona fide, written Acquisition Proposal by such Person to the stockholders of the Company, if and only to the extent that, (1) the Board of Directors of the Company determines in good faith (after consultation with independent financial and legal advisors) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and the Board of Directors of the Company determines in good faith (after consultation with independent legal advisors) that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law, and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, (x) such Board of Directors receives from such Person an executed confidentiality agreement with terms no less favorable to the Company and no more favorable to such Person than those terms contained in the Letter of Intent, (y) such non-public information has been previously made available to Parent, and (z) the Company advises Parent in writing of such disclosure and such discussions and/or negotiations, including the Person to whom disclosed and with whom discussions and/or negotiations will occur and the material terms and conditions of such Acquisition Proposal.

(b)                                 The Company shall ensure that the officers and directors of the Company and any investment banker or other financial advisor or representative retained by the Company are aware of the restrictions set forth in this Section 6.4.  Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this Section 6.4 by any officer, director, financial advisor, attorney, representative, subsidiary or agent of the Company, when acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.4 by the Company.

(c)                                  The Company shall notify Parent promptly after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that informs the Company (or its advisors) that it is considering making, or has made, an Acquisition Proposal.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the Person and the material terms and conditions of such proposal, inquiry or contact (a “Notice”).  The Company shall continue to keep Parent informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

(d)                                 In addition to the foregoing, the Company shall not accept or enter into any agreement, letter of intent or similar document concerning an Acquisition Proposal for a period of not less than 48 hours after Parent’s receipt of a Notice, and during such 48-hour period, at Parent’s written request, the Company shall negotiate with Parent in good faith. If, prior to the conclusion of such 48-hour period, Parent shall execute and deliver a Top-Up Amendment to the Company, then the Company shall cease all discussions or negotiations with respect to the Acquisition Proposal unless and until a subsequent Superior Proposal is made.

Section 6.5.                                Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) taking all reasonable acts necessary to cause the conditions in Article VII to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement.  Nothing set forth in this Section 6.5 will limit or affect actions permitted to be taken pursuant to Sections 6.1 or 6.4.

Section 6.6.                                Resignations.  Prior to the Effective Time, the Company shall request and use its reasonable best efforts to obtain written resignations of all of the directors and officers of the Company and each of its Subsidiaries effective as of the Effective Time (the “Resignations”).

Section 6.7.                                Severance Payments.  Schedule 6.7 sets forth a list of each Person entitled to receive any compensation, severance payments, benefits, other consideration, or the accelerated vesting of options or shares, as a result of the transactions contemplated by this Agreement.  The Company shall be responsible for the total severance costs associated with the termination of the employment of each Person set forth on Schedule 6.7 (collectively, the “Severance Payments”); provided, however, that (i) any Severance Payment owing to such Person shall only be payable if such Person remains an employee of the Company from the date of this Agreement through the Closing Date, and (ii) the maximum amount of the aggregate Severance Payments with respect to such terminated Persons shall not exceed $357,707.17 (which represents $307,229.38 in actual severance payments and $50,477.79 of tax payments and other costs incurred by the Company in connection therewith).  To the extent the Company is not contractually bound to make any Severance Payment or the amount of any such Severance Payment is within the discretion of the Company, the Company and the Stockholder Representative shall cooperate with Parent to determine the amount of such Severance Payment and the terms and conditions upon which such Severance Payment is to be made to such terminated employee.  Such cooperation shall include, but not be limited to, permitting Parent to condition the payment of such Severance Payment on (i) the receipt by Parent, Merger Sub, the

Company, the Surviving Corporation and their respective Affiliates of a release from such terminated employee in a form reasonably acceptable to Parent, (ii) the execution and delivery of an Option Termination Agreement with respect to such employee’s unexercised options, if any, and (iii) the agreement by such terminated employee to continue to provide transition services to the Surviving Corporation for a period to be determined within the reasonable discretion of Parent.

Section 6.8.                                Stockholders Meeting.  The Company shall, as soon as reasonably practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”), and deliver to each of the Stockholders a proxy statement in the form of Exhibit L attached hereto (the “Proxy Statement”), all for the purpose of obtaining the Company Stockholder Approval.  Unless the Board of Directors determines in its good faith judgment, after consultation with outside legal counsel, that its fiduciary duties require otherwise, the Proxy Statement will contain the recommendation of the Board of Directors of the Company that the Stockholders of the Company vote to adopt and approve the Merger, the Charter Amendment and this Agreement.  The Company will use all commercially reasonable efforts to obtain from its Stockholders proxies in favor of such adoption and approval and to take all other action necessary to secure the vote or consent of Stockholders required by the DGCL to effect the Merger.

Section 6.9.                                Tail D&O Insurance.  Immediately prior to the Effective Time, Parent shall purchase tail insurance, the insurance carrier for and the terms and conditions of which are subject to the approval of the Company, which will not be unreasonably withheld, for the 18-month period immediately following the Closing Date, covering the actions, negligent or otherwise, of all of the Company’s directors and officers.  As provided in Section 3.1(c), the aggregate Closing Date Merger Consideration shall be decreased in an amount equal to the cost of this tail insurance coverage (the “Tail Insurance Premium”).

Section 6.10.                         Title Policies and Surveys.  As soon as is reasonably possible, and in no event later than ten days after the date of this Agreement, the Company shall deliver to the Parent copies of (i) any existing title insurance policies covering any of the Business Facilities owned by the Company, together with copies of all documents referenced therein (collectively, the “Existing Title Policies”) and (ii) any existing surveys of any of the Business Facilities owned by the Company (collectively, the “Existing Surveys”).  The Company shall deliver “nothing further certificates” with respect to each of the Existing Title Policies (downdating title from the date of the Existing Title Policy to the date of this Agreement) and updates of the Existing Surveys (revising such Existing Survey to be current as of the date of this Agreement) to the Parent no later than 15 days prior to the Closing.  If an existing title policy or an existing survey is not available or cannot be downdated with respect to any Business Facility owned by the Company, the Company, at its sole cost and expense, shall (i) provide the Parent with a title insurance commitment (together with copies of all documents referenced therein) from a title company reasonably acceptable to the Parent (the “Title Company”) for each such Business Facility, (ii) provide the Parent with a survey from a licensed surveyor reasonably acceptable to the Parent (the “Surveyor”) for each such Business Facility as soon as is reasonably possible, and in no event later than 45 days after the date of this Agreement, and (iii) at the Closing, cause the Title Company to issue and deliver to the Surviving Corporation an Owner’s Policy of Title Insurance (each a “Title Policy”) with respect to each such Business Facility owned by the Company insuring the Surviving Corporation’s fee simple title to such Business Facility to be good and indefeasible.  Each Title Policy shall be in an amount and shall contain such endorsements as are reasonably acceptable to the Parent.

Section 6.11.                         Appointment of Stockholder Representative.  The Company hereby designates the Stockholder Representative to act as agent for each of the other Stockholders of the Company for purposes of performing the Stockholder Representative’s obligations hereunder.  The Stockholder Representative hereby represents and warrants to Parent and Merger Sub as follows:

(a)                                  The Stockholder Representative has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder Representative, and, assuming the due authorization, execution and delivery hereof by the Company, Parent and Merger Sub, constitutes a valid and legally binding agreement of the Stockholder Representative enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)                                 The execution and delivery of this Agreement by the Stockholder Representative and the consummation by the Stockholder Representative of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Stockholder Representative under any of the terms, conditions or provisions of (i) the Limited Partnership Agreement of the Stockholder Representative, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Stockholder Representative, or any of its properties or assets (assuming compliance with the matters referred to in Section 6.11(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Stockholder Representative is now a party or by which the Stockholder Representative or any of its properties or assets may be bound or affected.

(c)                                  Except for the making of the Merger Filing, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Stockholder Representative or the consummation by the Stockholder Representative of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a material adverse effect or materially impair the ability of the Stockholder Representative to consummate the transactions contemplated by this Agreement.

Section 6.12.                         Access to Information.  Subject to the confidentiality provisions of the Letter of Intent, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time, and without undue disruption of their respective businesses, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities laws and (b) all other available information concerning its business, properties and personnel as Parent may reasonably request.

ARTICLE VII.
CONDITIONS PRECEDENT

Section 7.1.                                Mutual Conditions.  The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Effective Time of the following conditions:

(a)                                  The Company Stockholder Approval shall have been obtained.

(b)                                 No federal or state statute, rule or regulation will be enacted, promulgated, entered, or enforced that would prohibit consummation of the Merger or of the other transactions contemplated by this Agreement.

(c)                                  Neither Parent nor the Company shall be subject to any order, stay, decree, judgment or injunction of any Governmental Entity which enjoins, prohibits or materially adversely affects the Merger that has not been vacated, dismissed or withdrawn as of the Effective Time (provided that the parties to this Agreement agree to use their respective commercially reasonable efforts to have any such order, stay, decree, judgment or injunction lifted), or to any pending or threatened (in writing) litigation or proceeding by any Governmental Entity which seeks to enjoin or prohibit the Merger or to impose material damages on Parent or the Company by reason thereof.

Section 7.2.                                Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a)                                  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) on and as of the date made and on and as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Parent shall have received a certificate of an executive officer of the Company to such effect.

(b)                                 The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date except where the failure to so perform or comply would not reasonably be expected to have a Material Adverse Effect on the Company.  Parent shall have received a certificate of an executive officer of the Company to that effect.

(c)                                  The Company shall have delivered, or caused to be delivered, to Parent:

(i)                                     a certificate of good standing from the Delaware Secretary of State and of comparable authority in other jurisdictions in which the Company and its Subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing (with respect to the jurisdictions which recognize such concept); and

(ii)                                  a certificate by the Secretary of the Company certifying the duly adopted resolutions of the Board of Directors and stockholders of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby (including without limitation the Estimated Adjustment Amount), and the names and true signatures of the officers of the Company authorized to sign this Agreement.

(d)                                 From and including the date of this Agreement, there shall not have occurred an event or change in the Company that would reasonably be expected to have a Material Adverse Effect on the Company.  Notwithstanding the foregoing, none of the events or changes in the Company’s business disclosed as of the date hereof on Schedule 5.7, including, without limitation, the termination notice received by the Company from the *, shall constitute evidence that the Company failed to satisfy the condition described in this Section 7.2(d).

(e)                                  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, and declarations, registrations and filings required under the terms, conditions or provisions of, any Person or matter set forth on Schedule 7.2(e) have been obtained or made, by the Company, without the imposition of any limitations, prohibitions or requirements, and are in full force and effect.

(f)                                    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) prevents, prohibits or materially restricts consummation of the transactions contemplated hereby, or results in the obligation to pay damages as a result of or in connection with the transactions contemplated by this Agreement in amounts that would reasonably be expected to have a Material Adverse Effect on Parent, (ii) limits materially or prohibits the ownership or operation by Parent, Merger Sub or any of their Subsidiaries of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or compels Parent, Merger Sub, or any of their respective Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its

* Redacted to preserve confidential information of the Company.

Subsidiaries taken as a whole, or (iii) imposes material limitations on the ability of Parent, Merger Sub or any other subsidiary of Parent to acquire or hold, or to exercise effectively full rights of ownership of, the Company.

(g)                                 Prior to the Effective Time, Options shall have been terminated or fully exercised such that, on or any time after the Effective Time, there shall be no more than (1) 157,000 shares of Company Common Stock issuable upon exercise of outstanding Options, and (2) ten Persons holding any rights with respect to any of the Options.

(h)                                 Parent shall have received an estoppel certificate dated and executed not earlier than 30 days prior to the Closing Date from each of the landlords identified on Exhibit H, in the form of estoppel certificate attached thereto.

(i)                                     The Stockholders’ Agreement shall have been terminated, and the Company shall have received executed releases, in a form acceptable to Parent, from the Holders (as defined in the Stockholder’s Agreement) of at least 90%, in the aggregate, of the Company’s securities, on a fully diluted basis, that are held by the parties to the Stockholders’ Agreement.

(j)                                     The holders of not more than 20% of the outstanding Company Common Stock shall have demanded appraisal of their Company Common Stock in accordance with the DGCL.

Section 7.3.                                Additional Conditions to Obligations of Company.  The obligations of the Company to effect the Merger are also subject to the following conditions:

(a)                                  Each of the representations of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) on and as of the date made and on and as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of an executive officer of Parent to such effect.

(b)                                 Parent shall have, and shall cause Merger Sub to have, performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date except where such failure to comply or perform would not reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have received a certificate of an executive officer of Parent to such effect.

(c)                                  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which materially restricts, prevents or prohibits consummation of the transactions contemplated hereby.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.                                Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (provided, however, that once the Merger is consummated, neither the Company nor the Merger Sub may in any event terminate this Agreement):

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company by notice in writing to the other party:

(i)                                     if the closing of the Merger has not occurred on or prior to April 8, 2005; provided, however, that the terminating party is not in default of its obligations hereunder in any material respect; or

(ii)                                  if any Governmental Entity shall have issued a restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(c)                                  by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.2(a) or (b), and (ii) cannot be or has not been cured within 30 days after Parent’s giving written notice to the Company of such breach (a “Company Material Breach”); provided that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(d)                                 by Parent:

(i)                                     if the Company Stockholder Approval has not been obtained on or before 6:00 pm (Houston, Texas time) on March 24, 2005; or

(ii)                                  if the Board of Directors of the Company or any committee thereof withdraws its approval or recommendation of the Merger or this Agreement, or approves or recommends any Acquisition Proposal.

(e)                                  by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.3(a) or (b), and (ii) cannot be or has not been cured within 30 days after the Company’s giving written notice to Parent of such breach (a “Parent Material Breach”); provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(f)                                    by the Company, if it proposes to accept a Superior Proposal and no corresponding Top-Up Amendment is made pursuant to Section 6.4.

Section 8.2.                                Effect of Termination.

(a)                                  In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than as provided in this Section 8.2 and Articles IX and X.

(b)                                 Except as set forth in this Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(c)                                  The Company shall refund the full amount of the Deposit Refund to Parent in immediately available funds within two business days after the termination of this Agreement by Parent or Company pursuant to Section 8.1 (other than Section 8.1(a) or Section 8.1(e)).

(d)                                 The Company shall pay Parent a termination fee of $1,000,000 in immediately available funds (1) within five business days after the termination of this Agreement by Parent pursuant to Section 8.1(d)(ii) or (2) simultaneously with the termination of this Agreement by the Company pursuant to Section 8.1(f).

(e)                                  Parent shall pay the Company’s reasonable and documented out-of-pocket third-party costs and expenses incurred in connection with this Agreement (and the transactions contemplated hereby), including the fees and expenses of financial advisors, accountants and legal counsel and printing and filing and mailing fees and expenses (collectively, “Termination Expenses”), in immediately available funds, within two business days following termination of this Agreement by the Company pursuant to Section 8.1(e), and the Company shall pay Parent’s and Merger Sub’s Termination Expenses (in addition to the amount required to be paid by the Company pursuant to Section 8.2(c) and, if any, Section 8.2(d)) in immediately available funds within two business days following termination of this Agreement by (i) Parent pursuant to Sections 8.1(c) or (d), or (ii) the Company pursuant to Section 8.1(f).

(f)                                    The payment of any fee pursuant to Section 8.2(d) shall be compensation for the loss suffered by Parent as a result of the failure of the Merger to be consummated and shall constitute liquidated damages and not a penalty.

(g)                                 The payment of the Termination Expenses, if any, by Parent to the Company pursuant to Section 8.2(e) shall not constitute liquidated damages and the Company shall have the right to exercise any other right or remedy available to the Company at law or in equity; provided, however, that the Company acknowledges and agrees that Parent and Merger Sub’s maximum liability to the Company as a result of the failure of the Merger to be consummated shall not exceed $3,000,000 in the aggregate.

(h)                                 Subject to Section 8.2(f), the payment of the Termination Expenses, if any, by the Company to Parent pursuant to Section 8.2(e) shall not constitute liquidated damages and Parent shall have the right to exercise any other right or remedy available to Parent at law or in equity; provided, however, that Parent acknowledges and agrees that the Company’s maximum liability to Parent as a result of the failure of the Merger to be consummated shall not exceed $1,500,000 in the aggregate.

Section 8.3.                                Amendment.  This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the Stockholders without such further approval of such Stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.4.                                Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement, provided, however, that a party may not give such an extension or such a waiver if such extension or waiver would by law require further approval of the Stockholders without such further approval by the Stockholders.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.  No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided in writing by the waiving party.

Section 8.5.                                Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or with respect to any amendment to this Agreement, action by its Board of Directors or any duly authorized committee of its Board of Directors.

ARTICLE IX.
INDEMNIFICATION

Section 9.1.                                Company Indemnity Obligations.  Subject to Section 9.4, the Stockholders shall jointly but not severally indemnify and hold harmless the Surviving Corporation, Parent and each of the Surviving Corporation’s and Parent’s respective officers, directors, stockholders, employees, agents, representatives and Affiliates (each a “Parent Indemnified Party”) from and against any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, the “Indemnified Amounts”) paid, imposed on or incurred by a Parent Indemnified Party, directly or indirectly, relating to, resulting from or arising out of, including any allegation by a third party of, (a) any breach of or misrepresentation in any of the representations and warranties made by or on behalf of the Company in this Agreement or any certificate or instrument delivered in connection with this Agreement, provided that with respect to any alleged violation of Environmental Laws, such indemnification is not applicable if any of the Parent Indemnified Parties or their representatives notifies such third party of such alleged violation, unless such notice is required by Environmental Laws, (b) any violation or breach by the Company under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, (c) the employment or appointment, and/or the termination of such employment or appointment, of any officer or director of the Company or any of its Subsidiaries, or any alleged agreement, commitment or obligation of the Company or any of its Subsidiaries made in connection with such employment or appointment of any officer or director of the Company or its Subsidiaries, on or before the Effective Time, (d) any options or warrants to purchase shares of Company Common Stock issued prior to the Effective Time, including (without limitation) a repurchase or other transaction which results in the termination of any Options, (e) any Taxes (or the non-payment thereof) of (1) the Company and its Subsidiaries for all periods ending on or before the Closing Date and the portion through the end of the Closing Date for any periods that include (but do not end on) the Closing Date (“Pre-Closing Period”), (2) any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (3) any other Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, in each case to the extent such Taxes in clauses (1), (2) and (3) exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Date Balance Sheet, (f) any payments made to a holder of Dissenting Shares on account of their Dissenting Shares (other than the payment of the Merger Consideration owed to holders of such Dissenting Shares had they not otherwise perfected their appraisal rights as described under Section 3.3), and (g) any agreement entered into by the Company or any of its Subsidiaries with any of their respective current or former stockholders with respect to their shares of capital stock in the Company in any manner whatsoever.  The Parent and Merger Sub acknowledge that the indemnification provisions provided by this Section 9.1 are not applicable for third party claims against the Company directly resulting from any reports referencing the Merger contemplated by this Agreement that were filed with the Securities and Exchange Commission by the Parent prior to the date hereof.

Section 9.2.                                Indemnification Procedures.  All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)                                  Except as provided in Section 9.2(c), a Parent Indemnified Party shall with reasonable promptness (i) notify the Stockholder Representative of any third-party claim or claims asserted against such Parent Indemnified Party for which indemnification is sought (each a “Third-Party Claim”) and (ii) transmit to the Stockholder Representative a copy of all papers served with respect to such claim (if any) and a written notice (“Claim Notice”) containing a brief description of the nature of the Third-Party Claim, an estimate of the amount of damages attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the basis of the Parent Indemnified Party’s request for indemnification under this Agreement.

(b)                                 Except as provided in Section 9.2(c), in the event any Parent Indemnified Party should have a claim against the Stockholders hereunder that does not involve a Third-Party Claim, the Parent Indemnified Party shall transmit to the Stockholder Representative a written notice (the “Indemnity Notice”) briefly describing the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Parent Indemnified Party’s request for indemnification under this Agreement.

(c)                                  In the event any Parent Indemnified Party should have a claim against the Stockholders hereunder for Indemnified Amounts related to a repurchase or other transaction consummated after the Effective Time which results in the termination of any Options as contemplated under Section 3.2 and Section 9.1(d), the Parent Indemnified Party shall transmit to the Stockholder Representative an Indemnity Notice briefly describing the terms of such repurchase or other transaction and the Indemnified Amounts attributable to such repurchase or other transaction.  The Indemnified Amounts set forth in the Indemnity Notice shall be the final, binding and conclusive amount of such claim (subject to any limitations set forth in Section 9.4).

Section 9.3.                                Determination of Indemnified Amounts.  Except as provided in Section 9.2(c), the Indemnified Amounts payable by an indemnifying party hereunder shall be determined by (i) the written agreement of the Company and Parent, (ii) mediation, (iii) a final judgment or decree of any court of competent jurisdiction, or (iv) any other means agreed to in writing by the Company and Parent.  A judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been fully determined.

Section 9.4.                                Limitation of Indemnified Amounts.  Except for Indemnified Amounts related to Section 9.1(d) and Section 9.1(e) which shall in no event be subject to the Basket (as defined below), the Stockholders will have no liability for indemnification until the total of all Indemnified Amounts exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), whereupon the Company will have liability for and shall indemnify the Indemnified Party for all Indemnified Amounts (including those that were subject to the Basket).  Any Indemnified Amounts related to Section 9.1(d) or Section 9.1(e) paid to a Parent Indemnified Party shall not apply toward the satisfaction of the Basket. The aggregate amount of Indemnified Amounts payable by the Stockholders shall not exceed the Escrow Amount and shall be paid solely from the Escrow Funds in the Escrow Account; provided, however, that in no event shall the Indemnified Amounts contemplated by Section 9.2(c) exceed the lesser of (i) $300,000 in the aggregate, or (ii) the product obtained by multiplying $2.00 by the total number of shares of Company Common Stock issuable upon exercise of the outstanding Options as of the Effective Time.  The Parent and Merger Sub acknowledge that the Stockholders shall have no obligation to pay Parent and/or Merger Sub for any indemnification claims except from the Escrow Funds.

ARTICLE X.
GENERAL PROVISIONS

Section 10.1.                         Survival.  The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of 18 months following the Closing Date; provided, however, that in the case of all such representations and warranties there shall be no such termination with respect to any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the Stockholder Representative prior to the expiration of the survival period.  The covenants and agreements, including but not limited to indemnification obligations, set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and survive Closing until fully performed.

Section 10.2.                         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized overnight delivery service (with written confirmation of delivery), mailed by registered or certified mail (return receipt requested) or sent via facsimile (with written confirmation of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  If to Parent, Merger Sub, or Company (post-Closing) to:

Cornell Companies, Inc.

1700 West Loop South

Suite 1500

Houston, Texas 77027

Attention: Ben Erwin

Telecopy: (713) 623-2853

with a copy to:

Locke Liddell & Sapp LLP

3400 Chase Tower

600 Travis Street

Houston, Texas 77002

Attention: John Andrew Mouer

Telecopy:  (713) 229-2660

(b)                                 if to the Company (pre-Closing), to:

Correctional Systems, Inc.

7805 Arjons Drive, Suite A

San Diego, California 92126

Attention: John Forren

Telecopy: (858) 566-9837

with a copy to:

Horwood Marcus & Berk Chartered

180 North LaSalle Street, Suite 3700

Chicago, Illinois 60601

Attention: James L. Jerue

Telecopy: (312) 606-3232

and

First Analysis

One South Wacker Drive, Suite 3900

Chicago, Illinois 60606

Attention: James Macdonald

Telecopy: (312) 258-0334

(c)                                  if to the Stockholder Representative, to:

Infrastructure and Environmental Private Equity Fund III, L.P.

One South Wacker Drive, Suite 3900

Chicago, Illinois 60606

Attention: James Macdonald

Telecopy:  (312) 258-0334

with a copy to:

Horwood Marcus & Berk Chartered

180 North LaSalle Street, Suite 3700

Chicago, Illinois 60601

Attention: James L. Jerue

Telecopy: (312) 606-3232

Section 10.3.                         Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement.  In this Agreement, unless a contrary intention is specifically set forth, (i) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof.  No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

Section 10.4.                         Miscellaneous.  The Letter of Intent and this Agreement (including the agreements, documents, schedules, exhibits and instruments referred to herein) (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except that Merger Sub may assign this Agreement to any other wholly owned Subsidiary of Parent that is also incorporated in the State of Delaware, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.  In the event of any conflict between the terms and conditions of the Letter of Intent and this Agreement (including the agreements, documents, schedules, exhibits and instruments referred to herein), the terms and condition of this Agreement shall control.

Section 10.5.                         Governing Law.  THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, INCLUDING

WITH REGARD TO VALIDITY, INTERPRETATION AND EFFECT, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

Section 10.6.                         Jurisdiction and Venue.  Any process by a party against another party in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address for such other party set forth in Section 10.2 with the same effect as though served on it or them personally.  Each party hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the jurisdiction and venue of any federal court and/or state court having situs in the State of Delaware, and hereby waives any and all objections to jurisdiction and review or venue that it or they may have under the laws of Delaware or the United States.

Section 10.7.                         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  In addition, execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Any such facsimile copies shall constitute enforceable original documents.

Section 10.8.                         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.9.                         Validity; Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.  If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties.  Furthermore, the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner.  Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have executed and delivered this Agreement effective as of the date first written above.

CORNELL COMPANIES, INC.

By:	/s/ Thomas R. Jenkins, Jr.
Name:	Thomas R. Jenkins, Jr.
Title:	President and Chief Operating Officer

CORNELL ACQUISITION CORP.

By:	/s/ Thomas R. Jenkins, Jr.
Name:	Thomas R. Jenkins, Jr.
Title:	President and Chief Operating Officer

CORRECTIONAL SYSTEMS, INC.

/s/ John Forren
John Forren, President

INFRASTRUCTURE AND
ENVIRONMENTAL PRIVATE
EQUITY FUND III, L.P.,

By:	Infrastructure and Environmental
Private Equity Management III, L.L.C.,
its General Partner

By:	First Analysis IEPEF Management
Company III, L.L.C., its Member

	By:	First Analysis Corporation, its Member

	By:	/s/ James Macdonald
James Macdonald, Managing Director

EXHIBIT A

Glossary

For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when initially capitalized (or if not initially capitalized, unless the context clearly requires otherwise) when used in this Agreement.

“Acquisition Proposal” shall mean any inquiries or proposals that constitute, or are reasonably likely to result in, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or other securities (including by way of a tender offer) or similar transaction involving the Company and its Subsidiaries, other than the transactions contemplated by this Agreement.

“Adjustment Amount” means the sum of (1) the actual Net Indebtedness as of the Closing minus the Estimated Net Indebtedness, (2) the Estimated Net Working Capital minus the actual Net Working Capital as of the Closing, and (3) the amount, if any, by which the Company Transaction Costs exceed $880,000.  If the Adjustment Amount is a positive number, the Merger Consideration will be decreased.  If the Adjustment Amount is a negative number, the Merger Consideration will be increased.

“Affiliate(s)” with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural Person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Basket” has the meaning set forth in Section 9.4.

“Business Facility” or “Business Facilities” includes any real property which the Company or any of its Subsidiaries currently leases, operates, or owns or manages in any manner or which the Company or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

“Cash” means cash and cash equivalents (including marketable securities, short term investments, investment bonds, cash collateral held by third parties and security deposits) calculated in conformity with GAAP applied on a consistent basis using the same GAAP accounting policies as the Financial Statements.

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“Cause” shall mean, in connection with a termination of *’s employment with the Surviving Corporation, Parent or any of their Affiliates, termination for any one or more of the following:  (A) *’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Surviving Corporation, Parent or any of its Affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (B) malfeasance in the performance of *’s duties, including, but not limited to, (1) misuse or diversion of any funds of the Surviving Corporation, Parent or any of its Affiliates, (2) embezzlement or (3) fraudulent or willful and material misrepresentations or concealments in any way related to any Earn Out Agreement; (C) *’s material failure to perform the duties of his employment consistent with his position, or material failure to follow or comply with the reasonable and lawful directives of Parent or its Affiliates that continues for 15 days after *’s receipt of written notice to cure same, a copy of which shall be delivered concurrently to the Stockholder Representative; or (D) a material breach of written policies of Parent or its Affiliates concerning employee discrimination or harassment by * that continues for 15 days after *’s receipt of written notice to cure same, a copy of which shall be delivered concurrently to the Stockholder Representative.

“Certificates” has the meaning set forth in Section 3.5(b).

“Charter Amendment” has the meaning set forth in Section 3.8(a)(xi).

“Claim Notice” has the meaning set forth in Section 9.2(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Balance Sheet” has the meaning set forth in Section 3.4(b).

“Closing Date Merger Consideration” has the meaning set forth in Section 3.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in Section 3.1(c).

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the second recital.

“Company Intellectual Property Rights” has the meaning set forth in Section 5.19.

* Redacted to preserve confidential information of the Company.

* Redacted to preserve confidential information of the Company.

* Redacted to preserve confidential information of the Company.

* Redacted to preserve confidential information of the Company.

* Redacted to preserve confidential information of the Company.

* Redacted to preserve confidential information of the Company.

* Redacted to preserve confidential information of the Company.

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“Company Material Breach” has the meaning set forth in Section 8.1(c).

“Company Permits” has the meaning set forth in Section 5.10(a).

“Company Preferred Stock” has the meaning set forth in the second recital.

“Company Professional Expenses” means all reasonable brokers’, finders’, attorneys’, accountants’, investment banking and other third-party fees (including without limitation, title fees, survey fees, environmental fees, and paying agent fees but excluding escrow agent fees), costs and expenses incurred by the Company in connection with the preparation, negotiation, execution and performance of the Agreement or any transactions contemplated by the Agreement invoiced to the Company for services rendered on or prior to the Closing Date.

“Company Stockholder Approval” has the meaning set forth in Section 5.24.

“Company Transaction Costs” means the aggregate amount of the Company’s Professional Expenses and the Severance Payments.

“Contract Party” has the meaning set forth in Section 5.20.

“Contracts” has the meaning set forth in Section 5.18.

“Deposit” means the amount equal to $230,000 previously paid to the Company by Parent pursuant to the Letter of Intent.

“Deposit Refund” means $50,000 of the amount previously paid to the Company by Parent pursuant to the Letter of Intent.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Earn Out Agreement” has the meaning set forth in Section 3.9(a).

“Earn Out Cap(s)” has the meaning set forth in Section 3.9(a).

“Earn Out Dispute” has the meaning set forth in Section 3.9(c).

“Earn Out EBITDA” means the product of (a) the EBITDA for the Earn Out Period attributable solely to an Earn Out Agreement (other than with *) entered into by the Company, the Surviving Corporation or any Affiliate of Parent during the Qualification Period, multiplied by (b) six.

“Earn Out Notice” has the meaning set forth in Section 3.9(b).

* Redacted to preserve confidential information of the Company.

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“Earn Out Payment(s)” has the meaning set forth in Section 3.9(a).

For each Earn Out Agreement, “Earn Out Period” means the three-month period beginning on the first day of the first complete month immediately following the date the Company, the Surviving Corporation or an Affiliate of Parent commences operations pursuant to such Earn Out Agreement.

“EBITDA” means the sum of net income plus, to the extent deducted in calculating net income, depreciation, amortization, depletion, other non-cash expenses, interest expense, and federal, state and local income tax expense, and minus, to the extent added in calculating net income, any non-cash income, all determined in accordance with GAAP; provided, that extraordinary gains or losses shall not be included in EBITDA.  The definition of EBITDA shall not include any allocations for overhead expenses of Parent or any Affiliate of Parent (other than the Surviving Corporation).

“Effective Time” has the meaning set forth in Section 1.3.

“Eligible Terminated Option” means any Terminated Option with an exercise price that is less than the Per Share Amount.  Notwithstanding the foregoing, with regard to any disbursement of Post-Closing Merger Consideration by the Paying Agent, a Terminated Option with an exercise price that is greater than or equal to the Per Share Amount shall become an Eligible Terminated Option if (1) the sum of the exercise price of such Terminated Option, plus to the extent included in the Option Termination Payment for each such Terminated Option, $0.05, is less than (2) the amount determined by dividing (x) the aggregate amount of the Closing Date Merger Consideration, the Option Termination Payments and the Post-Closing Merger Consideration (including the proposed disbursement) at the time of such proposed disbursement, by (y) the aggregate number of Preferred Shares, on an as-if-converted basis, Common Shares, Eligible Terminated Options (including any Terminated Options that will become Eligible Terminated Options as a result of the proposed disbursement), and the Dissenting Shares outstanding immediately prior to such proposed disbursement.   For purposes of determining whether a Terminated Option is an Eligible Terminated Option, each Terminated Option or Eligible Terminated Option shall mean an option to purchase one share of Company Common Stock.

By way of example for illustrative purposes only, assuming that (i) the aggregate amount of Closing Date Merger Consideration equals $4,000,000, (ii) the aggregate amount of the Option Termination Payments equals $330,000, and (iii) the corresponding Per Share Amount equals $0.57, a Terminated Option with an exercise price of $0.60 would not be an Eligible Terminated Option as of the Effective Time.  If (assuming further) (i) the Paying Agent is required to disburse $500,000 as Post-Closing Merger Consideration, and (ii) the aggregate number of Preferred Shares, on an as-if-converted basis, Common Shares, Eligible Terminated Options (including any Terminated Options that will become Eligible Terminated Options as a result of the proposed disbursement), and the Dissenting Shares outstanding immediately prior to such required disbursement is 8,000,000, then such Terminated Option still would not be an Eligible Terminated Option because [$0.60 + $0.05], or $0.65, is greater than [($4,000,000 + $330,000 +

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$500,000)/8,000,000], or $0.604.  If (assuming further) the Paying Agent subsequently is required to disburse an additional $500,000 as Post-Closing Merger Consideration, then such Terminated Option would become an Eligible Terminated Option because $0.65 is less than [$4,830,000 + $500,000)/8,000,000], or $0.666.

“Employee Benefit Plan” has the meaning set forth in Section 5.13(a).

“Employee Schedule” has the meaning set forth in Section 5.14(a).

“Environmental Claim” means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys’ fees, diminution in value, and expert’s fees; damage; punitive damage; fine; penalty; expense; liability; criminal liability; strict liability; judgment; governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any Person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) noncompliance with or obligations (including without limitation for responding to and/or remediating Materials of Environmental Concern) under Environmental Laws; (ii) exposure of Persons or property to Materials of Environmental Concern and the effects thereof; (iii) the release or threatened release of Materials of Environmental Concern; or (iv) injury to, death of or threat to the health or safety of any Person or Persons caused directly or indirectly by Materials of Environmental Concern.  The term, “Environmental Claim”, also includes, without limitation, any losses incurred in testing to determine whether remediation is required or for breach or violation of any requirements of Environmental Laws; monitoring or responding to efforts to require remediation and any claim based upon any asserted or actual breach or violation of any requirements of Environmental Laws.

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any Governmental Entity or any judicial or administrative decision relating to the protection, preservation or restoration of the environment, human health or safety, worker protection, or community’s right to know.

“Environmental Permits” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility or to conduct the Company’s business as currently conducted in compliance with Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JP Morgan Chase Bank.

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“Escrow Agreement” means the Escrow Agreement by and among Parent, the Paying Agent, the Stockholder Representative and Escrow Agent in the form attached as Exhibit I hereto.

“Escrow Amount” means $1,250,000.

“Escrow Fund” has the meaning set forth in Section 3.5(a).

“Estimated Adjustment Amount” means the sum of (1) the Estimated Net Indebtedness, plus any cash payments received by the Company pursuant to the exercise of any Options during the period between the date hereof and the Effective Time, and (2) $1,000,000 minus the Estimated Net Working Capital.

“Estimated Net Indebtedness” means the reasonable, good faith estimate by the Company of its Net Indebtedness as of the Closing.

“Estimated Net Working Capital” means the reasonable, good faith estimate by the Company of its Net Working Capital as of the Closing.

“Excess Litigation Damages” means the amount by which the Litigation Damages exceed the Litigation Accrual Amount.

“Existing Surveys” has the meaning set forth in Section 6.10.

“Existing Title Policies” has the meaning set forth in Section 6.10.

“Financial Statements” has the meaning set forth in Section 5.5(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis, except as otherwise provided in this Agreement.

“Governmental Authority” or “Governmental Authorities” means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Governmental Entity” or “Governmental Entities” means any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, including, without limitation, the federal Bureau of Prisons and any similar state or local agency.

“Indebtedness” means the aggregate of the indebtedness (i) under the Company’s line of credit with Community Business Credit, Inc. and any other notes payable of the Company calculated in conformity with GAAP applied on a consistent basis using the same GAAP accounting policies as the Financial Statements, (ii) for any other borrowed money other than the line of credit and notes payable listed above, (iii) for the deferred purchase price of property or

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services (other than current trade liabilities incurred in the normal and ordinary course of business and payable in accordance with past practices), (iv) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (v) all obligations under financing and/or capital leases, (vi) all obligations in respect of acceptances issued or created, and (vii) all liabilities secured by any encumbrances on any property.

“Indemnified Amounts” has the meaning set forth in Section 9.1.

“Indemnity Notice” has the meaning set forth in Section 9.2(b).

“Intellectual Property” shall mean all concepts, inventions (whether or not protected under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, names, likenesses, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent (or which is not patented, but is subject matter that is protected under patent law), copyright,  mask work, trademark, trade secret, or other laws, whether statutory or common law, in any jurisdiction in the world, for all media now known or later developed, including without limitation all new or useful art, proprietary processes, plans, designs, systems, models, ratios, combinations, discoveries, formulae, algorithms, specifications, manufacturing techniques, technical developments, systems, computer architecture, artwork, software, programming, applets, scripts, designs, processes, and methods of doing business.

“IRS” has the meaning set forth in Section 5.12(a).

“Knowledge,” the Company will be deemed to have “Knowledge” of a particular fact or other matter if John Forren, Charles Mayes or any person serving on the Company’s Board of Directors at any time between January 1, 2004 and the Closing Date, is actually aware, or in the course of performing or satisfying his or her usual and customary duties to the Company (whether or not such duties were actually performed or satisfied or as such duties were otherwise limited pursuant to the confidentiality provisions of the Letter of Intent) should have become aware, of such fact or other matter.

“Letter of Intent” means that certain letter of intent dated December 12, 2003, by and between the Company and Parent, as amended by that certain (i) Amendment to Letter of Intent dated March 11, 2004, (ii) Second Amendment to Letter of Intent dated August 10, 2004, (iii) Third Amendment to Letter of Intent dated November 23, 2004, and (iv) Fourth Amendment to Letter of Intent dated December 3, 2004, in each case by and between the Company and Parent.

“Litigation Accrual Amount” means $200,000.

“Litigation Damages” means any liability incurred by Parent or any its Affiliates with respect to the matters disclosed on Schedule 5.8, including any Valued Litigation Damages.

“Lost Certificate Affidavit” means a Lost Certificate Affidavit in the form attached hereto as Exhibit M.

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“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is, or could reasonably be anticipated to be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company and all of its Subsidiaries or Parent and all of its Subsidiaries, as the case may be, taken as a whole.

“Materials of Environmental Concern” means: (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “solid waste,” “medical waste,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” or “toxic substances,” under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation.  To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

“Merger” has the meaning set forth in the first recital.

“Merger Consideration” means the aggregate of the Closing Date Merger Consideration and, if any, the Post-Closing Merger Consideration.

“Merger Filing” has the meaning set forth in Section 1.3.

“Merger Sub” has the meaning set forth in the preamble.

“Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty.

“Net Indebtedness” means the amount by which Indebtedness exceeds Cash.

“Net Working Capital” means the aggregate current assets of the Company (excluding Cash) less all other balance sheet liabilities of the Company, calculated in conformity with GAAP applied on a consistent basis using the same GAAP accounting policies as the Financial Statements, including but not limited to, the Company’s Professional Expenses and the Severance Payments, but excluding any Indebtedness.  Notwithstanding the foregoing, for purposes of calculating the Net Working Capital of the Company as of the Closing Date, the aggregate amount of the Company’s Professional Expenses and the Severance Payments shall not exceed $500,000 (subject to an Adjustment Amount for any excess over $880,000).

“Neutral Auditors” has the meaning set forth in Section 3.4(b).

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“Notice” has the meaning set forth in Section 6.4(c).

“Option(s)” has the meaning set forth in Section 3.2.

“Option Termination Adjustment Amount” means, with respect to any disbursement of Post-Closing Merger Consideration, the product of (i) the aggregate number of Terminated Options that become Eligible Terminated Options only after giving effect to all disbursements of Post-Closing Merger Consideration on or prior to such disbursement and (ii) the difference between the Per Share Amount and the weighted average exercise price for such Terminated Options plus, to the extent included in the Option Termination Payment for each such option, $0.05.

By way of example for illustrative purposes only, assuming that (i) the Paying Agent is required to disburse $500,000 as Post-Closing Merger Consideration, (ii) as a result of the proposed $500,000 disbursement, 250,000 Terminated Options become Eligible Terminated Options, (iii) the Option Termination Payment for all 250,000 of these Terminated Options included a payment of $0.05, (iv) the weighted average exercise price for all of these Terminated Options equals $0.60, and (v) the Per Share Amount equals $0.57, the Option Termination Adjustment would be [250,000 * ($0.57-0.60+0.05)=$250,000 *0.02] or $5,000.

“Option Termination Agreement(s)” has the meaning set forth in Section 3.2.

“Option Termination Payment(s)” has the meaning set forth in Section 3.2.

“Oral Contracts” has the meaning set forth in Section 5.18.

“Parent” shall have the meaning set forth in the preamble.

“Parent Indemnified Party” has the meaning set forth in Section 9.1.

“Parent Material Breach” has the meaning set forth in Section 8.1(e).

“Paying Agent” has the meaning set forth in Section 3.5(a).

“Payment Fund” has the meaning set forth in Section 3.5(a).

“Per Share Amount” has the meaning set forth in Section 3.1(c).

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Post-Closing Merger Consideration” means the consideration to which the holders of Common Shares, Preferred Shares or Terminated Options may become entitled to receive pursuant to Sections 3.5(a), (d), (e), (f) or Section 3.9.

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“Pre-Closing Period” has the meaning set forth in Section 9.1.

“Preferred Shares” has the meaning set forth in Section 3.1(c).

“Proportionate Share(s)” means that portion that a holder of Common Shares and/or Preferred Shares shall receive in the event of a disbursement of Post-Closing Merger Consideration by the Paying Agent, if any.  Each such holder’s Proportionate Share shall be determined by multiplying (x) the sum of: the total amount of the Post-Closing Merger Consideration to be disbursed by the Paying Agent and the Option Termination Adjustment Amount, by (y) the percentage determined by dividing (1) the total number of Preferred Shares, on an as-if-converted basis, and Common Shares held by such holder, by (2) the aggregate number of Preferred Shares, on an as-if-converted basis, Common Shares, Eligible Terminated Options (including any Terminated Options that would become Eligible Terminated Options as a result of the proposed disbursement), and the Dissenting Shares outstanding at the time of such disbursement.

By way of example for illustrative purposes only, assuming that (i) the Paying Agent is required to disburse $500,000 as Post-Closing Merger Consideration, (ii) as a result of the proposed $500,000 disbursement, 100,000 Terminated Options become Eligible Terminated Options, (iii) the Option Termination Adjustment Amount is $5,000, (iv) the aggregate number of Preferred Shares, on an as-if-converted basis, Common Shares, Eligible Terminated Options (not including the 100,000 Terminated Options that became Eligible Terminated Options), and the Dissenting Shares outstanding immediately prior to such required disbursement is 8,000,000, and (v) a holder owns 100,000 Common Shares and no Preferred Shares, on an as-if-converted basis, then such holder’s Proportionate Share of the Post-Closing Merger Consideration would be [($500,000 + $5,000)*(100,000/8,100,000)], or $6,234.53.

“Proprietary Computer Software” means those computer software programs, including both object and source code versions, applications and databases listed on Schedule 5.19.

“Qualification Period” has the meaning set forth in Section 3.9(a).

“Releases” has the meaning set forth in Section 3.8(a)(xi).

“Resignations” has the meaning set forth in Section 6.6.

“* EBITDA” means the product of (a) the EBITDA for the Earn Out Period attributable solely to the Earn Out Agreement with * entered into by the Company, the Surviving Corporation or any Affiliate of Parent during the Qualification Period, multiplied by (b) eight.

“Series A Preferred Stock” has the meaning set forth in Section 5.2.

“Severance Payments” has the meaning set forth in Section 6.7.

* Redacted to preserve confidential information of the Company.

* Redacted to preserve confidential information of the Company.

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“Stockholder Defense Amount” means $100,000.

“Stockholder Defense Fund” has the meaning set forth in Section 3.5(a).

“Stockholder Defense Fund Agreement” has the meaning set forth in Section 3.5(a).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholders” only refers to those stockholders of the Company that are entitled to receive the Merger Consideration hereunder.

“Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement entered into in 1998 among the Company and certain of the Holders (as defined therein), amending and restating that certain Stockholders Agreement dated July 31, 1998, among the Company and certain of the Holders (as defined therein).

“Stockholders Meeting” has the meaning set forth in Section 6.8.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any other entity or entities of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

“Superior Proposal” shall mean an Acquisition Proposal that is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the Stockholders from a financial point of view than the transaction contemplated by this Agreement.

“Surveyor” has the meaning set forth in Section 6.10.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tail Insurance Premium” has the meaning set forth in Section 6.9.

“Tax(es)” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

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“Tax Return(s)” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.

“Termination Expenses” has the meaning set forth in Section 8.2(e).

“Third-Party Claim” has the meaning set forth in Section 9.2(a).

“Title Company” has the meaning set forth in Section 6.10.

“Title Policy” has the meaning set forth in Section 6.10.

“Top-Up Amendment” shall mean a binding (on Parent and Merger Sub), unconditional agreement by Parent amending this Agreement (subject to the Company’s execution) which the Board of Directors of the Company determines in good faith (after consultation with independent financial and legal advisors) provides greater aggregate value to the Company’s stockholders than the transactions contemplated by the Superior Proposal to which it relates.

“Valued Litigation Damages” has the meaning set forth in Section 3.5(f).

“WARN Act” has the meaning set forth in Section 5.14(m).

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